                                                                    Exhibit 99.3

             ----------------------------------------------------
                           CONVERSION APPRAISAL REPORT

                               KNBT BANCORP, INC.

                          PROPOSED HOLDING COMPANY FOR
                              KEYSTONE SAVINGS BANK
                    (To Be Known as: Keystone Nazareth Bank &
                                 Trust Company)
                             Bethlehem, Pennsylvania


                                  Dated As Of:
                                  May 30, 2003
             ----------------------------------------------------









                                  Prepared By:

                               RP Financial, LC.
                            1700 North Moore Street
                                   Suite 2210
                           Arlington, Virginia 22209

                        [Letterhead of RP Financial, LC.]


                                                    May 30, 2003

Board of Trustees
Keystone Savings Bank
90 Highland Avenue
Bethlehem, Pennsylvania 18017

Members of the Board of Trustees:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

     This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking in the absence of separate written valuation guidelines.

Plan of Conversion

     On March 5, 2003, the Board of Trustees adopted a Plan of Conversion (the "Plan"). Pursuant to the Plan, Keystone Savings will be converted from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank. KNBT Bancorp, Inc. ("KNBT" or the "Company"), a Pennsylvania corporation, was recently organized to facilitate the conversion of Keystone Savings. KNBT will offer and sell the shares of common stock to be sold in the conversion. It is intended that all of the common stock of Keystone Savings following the conversion will be held by KNBT.

     Pursuant to the Plan, the Company will offer the public shares of common stock in the subscription offering to Eligible Account Holders, the Employee Stock Ownership Plan ("ESOP"), Supplemental Eligible Account Holders, Other Depositors, and trustees, officers and employees of Keystone Savings. Upon completion of the subscription offering, any shares of common stock not subscribed for in the subscription offering will be offered in the community offering. The Plan also provides for the establishment of the Keystone Nazareth Charitable Foundation (the "Foundation") as part of the conversion, which will be funded with a contribution of KNBT common stock. The contribution to be made to the Foundation is equal 8.0% of the value of the shares issued in the conversion offering. KNBT will use 50% of the net conversion proceeds to purchase the Bank's common stock. A portion of the net conversion proceeds retained by the Company will be loaned to the ESOP to fund the ESOP's stock

RP Financial, LC.
Board of Trustees
May 30, 2003
Page 2

purchases in the offering, and the remainder will be initially reinvested into investment securities.

     In connection with the Plan and pursuant to the Agreement and Plan of Merger (the "Agreement") between Keystone Savings and First Colonial Group, Inc., Nazareth, Pennsylvania, ("First Colonial"), each share of First Colonial common stock will be exchanged for KNBT common stock with a value of $37.00 based on the initial public offering ("IPO") price of KNBT's common stock. Accordingly, assuming an IPO price of $10.00 per share, each share of First Colonial common stock will be exchanged for 3.7 shares of KNBT common stock. Each First Colonial stock option outstanding at the effective time of the acquisition will be exchanged for 3.7 stock options to purchase KNBT common stock. Based on a $10.00 IPO price and First Colonial's common stock shares outstanding at March 31, 2003, KNBT will issue 8,287,486 shares for the acquisition of First Colonial. After taking into account acquisition costs and the purchase accounting adjustment for the stock options exchanged, the total estimated purchase price for First Colonial is $87.5 million. In conjunction with the acquisition, First Colonial's wholly-owned bank subsidiary, Nazareth National Bank and Trust Company ("Nazareth National") will be merged into Keystone Savings with Keystone Savings being the survivor of the acquisition operating under the name Keystone Nazareth Bank & Trust Company.

RP Financial, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Bank and the Company and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

     In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the FDIC, the Pennsylvania Department of Banking and the Securities Exchange Commission. We have conducted a financial analysis of the Bank that has included a review of its audited financial information for the years ended 1998 through 2002, a review of various unaudited information and internal financial reports through March 31, 2003, and due diligence related discussions with the Bank's management; Grant Thornton LLP, the Bank's independent auditor; Elias, Matz, Tiernan & Herrick L.L.P., the Bank's counsel in connection Plan and Agreement, and Sandler O'Neill & Partners, L.P., the Bank's financial and marketing advisor in connection with the Company's stock offering and acquisition of First Colonial. Additionally, we have conducted an analysis of First Colonial,

RP Financial, LC.
Board of Trustees
May 30, 2003
Page 3

including a review of financial documents and discussions with First Colonial's management. All conclusions set forth in the appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the stock conversion and the First Colonial acquisition on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in the Bank's and First Colonial's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Financial and other third party private and governmental sources. We have compared the Bank's financial performance and condition, incorporating the First Colonial acquisition, with selected publicly-traded thrifts with similar characteristics as the Bank, as well as all publicly-traded thrifts. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.

     Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and First Colonial and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank or First Colonial, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank or First Colonial. Our valuation was also predicated on Keystone Savings completing the acquisition of First Colonial in a manner consistent with the Agreement. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, First Colonial and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. It is our understanding that Keystone Savings intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

RP Financial, LC.
Board of Trustees
May 30, 2003
Page 4

     The estimated pro forma market value is defined as the price at which the Company's common stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of May 30, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 3.7 exchange ratio for the outstanding shares of First Colonial's common stock and 8.0% of the shares to be issued to the Foundation was $247,844,860 at the midpoint. Pursuant to conversion guidelines, the 15% offering range provides for a minimum aggregate value of $223,099,360 and a maximum aggregate value of $272,590,360. Based on the $10.00 per share offering price, this valuation range equates to total shares outstanding of 22,309,936 at the minimum and 27,259,036 at the maximum. In the event the appraised value is subject to an increase, up to 30,104,769 shares may be issued at an issue price of $10.00 per share, for an aggregate market value of $301,047,690, without requiring a resolicitation.

     Based on this valuation range, the offering range is as follows:
$129,837,500 at the minimum, $152,750,000 at the midpoint, $175,662,500 at the maximum and $202,011,880 at the top of the super maximum. Based on a $10.00 per share offering price, the number of offering shares is as follows: 12,983,750 at the minimum, 15,275,000 at the midpoint, 17,566,250 at the maximum and 20,201,188 at the top of the super maximum.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Bank and First Colonial as of March 31, 2003, the date of the financial data included in the regulatory applications and the prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

RP Financial, LC.
Board of Trustees
May 30, 2003
Page 5

     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's and First Colonial's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                                Respectfully submitted,

                                                RP FINANCIAL, LC.


                                                /s/ Ronald S. Riggins
                                                Ronald S. Riggins
                                                President and Managing Director

                                                /s/ Gregory E. Dunn
                                                Gregory E. Dunn
                                                Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                              KEYSTONE SAVINGS BANK
                             Bethlehem, Pennsylvania


                                                                                    PAGE
         DESCRIPTION                                                               NUMBER
         -----------                                                               ------
    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

      Introduction                                                                   1.1
      Plan of Conversion                                                             1.1
      Acquisition of First Colonial Group, Inc.                                      1.2
      Strategic Overview                                                             1.3
      Reasons for the Acquisition                                                    1.6
      Reason for Conversion and Use of Proceeds                                      1.7
      Balance Sheet Trends                                                           1.8
      First Colonial Balance Sheet Trends                                            1.12
      Income and Expense Trends                                                      1.14
      Pro Forma Earnings Impact of First Colonial Acquisition                        1.19
      Interest Rate Risk Management                                                  1.20
      Lending Activities and Strategy                                                1.21
      Asset Quality                                                                  1.26
      Funding Composition and Strategy                                               1.27
      Subsidiaries                                                                   1.29
      Legal Proceedings                                                              1.29



    CHAPTER TWO                     MARKET AREA
    -----------

      Introduction                                                                   2.1
      National Economic Factors                                                      2.2
      Market Area Demographics                                                       2.5
      Regional Economy                                                               2.8
      Deposit Trends                                                                 2.9
      Competition                                                                    2.12

RP Financial, LC.

                                TABLE OF CONTENTS
                              KEYSTONE SAVINGS BANK
                             Bethlehem, Pennsylvania
                                   (continued)


                                                                                 PAGE
     DESCRIPTION                                                                NUMBER
     -----------                                                                ------
    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

      Peer Group Selection                                                       3.1
      Financial Condition                                                        3.6
      Income and Expense Components                                              3.9
      Loan Composition                                                           3.13
      Interest Rate Risk                                                         3.15
      Credit Risk                                                                3.17
      Summary                                                                    3.17


    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

      Introduction                                                               4.1
      Appraisal Guidelines                                                       4.1
      RP Financial Approach to the Valuation                                     4.1
      Valuation Analysis                                                         4.2
         1. Financial Condition                                                  4.3
         2. Profitability, Growth and Viability of Earnings                      4.4
         3. Asset Growth                                                         4.6
         4. Primary Market Area                                                  4.7
         5. Dividends                                                            4.8
         6. Liquidity of the Shares                                              4.9
         7. Marketing of the Issue                                               4.9
              A. The Public Market                                               4.10
              B. The New Issue Market                                            4.14
              C. The Acquisition Market                                          4.15
         8. Management                                                           4.17
         9. Effect of Government Regulation and Regulatory Reform                4.18
      Summary of Adjustments                                                     4.18
      Valuation Approaches                                                       4.18
         1. Price-to-Earnings ("P/E")                                            4.20
         2. Price-to-Book ("P/B")                                                4.21
         3. Price-to-Assets ("P/A")                                              4.24
      Comparison to Recent Conversions                                           4.24
      Valuation Conclusion                                                       4.24

RP Financial, LC.

                                 LIST OF TABLES
                              KEYSTONE SAVINGS BANK
                             Bethlehem, Pennsylvania

TABLE
NUMBER                  DESCRIPTION                                                        PAGE
------                  -----------                                                        ----
    1.1         Historical Balance Sheet Data                                               1.9
    1.2         Historical Income Statement                                                 1.15



    2.1         Summary Demographic Data                                                    2.6
    2.2         Unemployment Data                                                           2.9
    2.3         Deposit Summary                                                             2.10
    2.4         Market Area Counties Deposit Competitors                                    2.12



    3.1         Peer Group of Publicly-Traded Thrifts                                       3.3
    3.2         Balance Sheet Composition and Growth Rates                                  3.7
    3.3         Income as a Percent of Average Assets and Yields, Costs, Spreads            3.10
    3.4         Loan Portfolio Composition and Related Information                          3.14
    3.5         Interest Rate Risk Measures and Net Interest Income Volatility              3.16
    3.6         Credit Risk Measures and Related Information                                3.18



    4.1         Market Area Unemployment Rates                                              4.8
    4.2         Recent Conversion Pricing Characteristics                                   4.16
    4.3         Public Market Pricing                                                       4.22

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

      Keystone Savings Bank ("Keystone Savings" or the "Bank"), organized in 1925, is a Pennsylvania-chartered mutual savings bank headquartered in Bethlehem, Pennsylvania. The Bank serves the greater Lehigh Valley through 19 branch offices located in the counties of Lehigh, Norhampton and Carbon. The Bank's primary regulator is the Pennsylvania Department of Banking. Keystone Savings is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). As of March 31, 2003, Keystone Savings had $1.0 billion in assets, $797.4 million in deposits and total equity of $114.3 million, or 11.0% of total assets. Keystone Savings' audited financial statements are included by reference as Exhibit I-1.

Plan of Conversion

      On March 5, 2003, the Board of Trustees adopted a Plan of Conversion (the "Plan"). Pursuant to the Plan, Keystone Savings will be converted from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank. KNBT Bancorp, Inc. ("KNBT" or the "Company"), a Pennsylvania corporation, was recently organized to facilitate the conversion of Keystone Savings. KNBT will offer and sell the shares of common stock to be sold in the conversion. It is intended that all of the common stock of Keystone Savings following the conversion will be held by KNBT.

      The Plan provides for the establishment of the Keystone Nazareth Charitable Foundation as part of the conversion offering. The Foundation will be funded with authorized but unissued shares of common stock contributed by KNBT in an amount equal to 8.0% of the shares sold in the public stock offering. The Foundation is intended to complement the Bank's existing community reinvestment activities and will be dedicated to help fund local projects and programs of civic, charitable and cultural organizations within the communities served by the Bank. Funding the Foundation with shares of common stock of KNBT will enable the local community served to share in the growth and profitability of KNBT over the long term through

RP Financial, LC.
Page 1.2

dividends and price appreciation. As such, the Bank believes the Foundation will create a high level of community goodwill toward the Company and the Bank, increase the Bank's local visibility and further enhance the Bank's reputation for community service, thereby strengthening its community banking franchise.

Acquisition of First Colonial Group, Inc.

      Pursuant to the Agreement and Plan of Merger (the "Agreement") between Keystone Savings and First Colonial Group, Inc., Nazareth, Pennsylvania, ("First Colonial"), each share of First Colonial stock will be exchanged for KNBT common stock with a value of $37.00 based on the initial public offering ("IPO") price of KNBT's common stock. Accordingly, assuming an IPO price of $10.00 per share, each share of First Colonial common stock will be exchanged for 3.7 shares of KNBT common stock. Each First Colonial stock option outstanding at the effective time of the acquisition will be exchanged for 3.7 stock options to purchase KNBT common stock. Based on a $10.00 IPO price and First Colonial's common stock shares outstanding at March 31, 2003, KNBT will issue 8,287,486 shares for the acquisition of First Colonial. After taking into account acquisition costs and the purchase accounting adjustment for the stock options exchanged, the total estimated purchase price for First Colonial is $87.5 million. Based on First Colonial's consolidated balance sheet at March 31, 2003 and estimated purchase accounting adjustments, total intangible assets created by the acquisition have been estimated to equal $48.4 million.

      In conjunction with the merger, First Colonial's wholly-owned bank subsidiary, Nazareth National Bank and Trust Company ("Nazareth National") will be merged into Keystone Savings with Keystone Savings being the survivor of the merger operating under the name Keystone Nazareth Bank & Trust Company. A map of the Bank's and First Colonial's office locations is presented in Exhibit I-2.

      First Colonial is the Pennsylvania chartered holding company parent of Nazareth National. First Colonial was incorporated on December 30, 1982 for the purpose of acquiring Nazareth National and thereby enabling Nazareth National to operate within a bank holding company structure. Nazareth National is a wholly-owned subsidiary of First Colonial. In July

RP Financial, LC.
Page 1.3

1986, First Colonial established First C.G. Company, Inc., which is a wholly-owned subsidiary formed as a Delaware business corporation for the purpose of investing in various types of securities. On June 26, 2002, the First Colonial Statutory Trust I, which is a wholly-owned subsidiary of First Colonial, was formed as a Connecticut business trust for the purpose of issuing a trust preferred security. First Colonial is a publicly-traded company whose stock is quoted on the NASDAQ National Market System under the ticker symbol "FTCG". First Colonial's principal activities consist of owning and supervising Nazareth National. As of March 31, 2003, First Colonial reported consolidated assets of $620.7 million, deposits of $483.4 million and stockholders' equity of $40.5 million, equal to 6.5% of total assets. First Colonial's reported earnings for the twelve months ended March 31, 2003 equaled $4.1 million or approximately 0.74% of average assets.

      Nazareth National was incorporated as a national bank in 1897 under its present name. Nazareth National conducts business through its main office in Nazareth, Pennsylvania and 17 full service branch offices. The branch network covers a three-county market area in the greater Lehigh Valley market area of eastern Pennsylvania. Nine branch offices, which includes the main office, are located in Northampton County, five branch offices are located in Monroe County and three branch offices are located in Lehigh County. Nazareth National is a community-oriented bank, which provides full service commercial and consumer banking as well as trust and wealth management services. On the asset side of the balance sheet, Nazareth National's loan portfolio consists primarily of residential mortgage loans, consumer loans and commercial real estate loan. Other areas of lending diversification include commercial business loans and construction loans. Investments held by Nazareth National consist primarily of mortgage-backed securities, followed by municipal bonds, U.S. Government and agency securities and equity securities. Retail deposits serve as the principal funding source for Nazareth National, which is supplemented with borrowings that consist primarily of FHLB advances.

Strategic Overview

      Keystone Savings is a community-oriented savings bank, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically,

RP Financial, LC.
Page 1.4

Keystone Savings' operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank's assets and liabilities, respectively. Lending diversification by the Bank has been most notable in the area of consumer loans, with home equity loans and lines of credit constituting the largest component of the consumer loan portfolio. To a lesser extent, the Bank's loan portfolio composition also reflects diversification into construction and land development loans, commercial real estate, land and multi-family loans, and commercial business loans. In recent years, the Bank's loan portfolio composition has exhibited a declining concentration of 1-4 family permanent mortgage and growing concentrations of other loan types. The shift towards a more diversified loan portfolio composition reflects the Bank's strategic emphasis on pursuing a greater degree of loan diversification, as well as a declining balance of 1-4 family permanent mortgage loans. The decline experienced in the 1-4 family loan portfolio has been attributable to accelerated repayments resulting from borrowers refinance into lower rate loans, the securitization of a portion of the fixed rate loan portfolio and the Bank's philosophy of typically selling fixed rate originations of 1-4 family loans with interest rates of 6.5% or less.

      Implementation of a more diversified lending strategy has been pursued to enhance the yield and interest rate sensitivity of the loan portfolio. The Bank has sought to limit the credit risk exposure associated with diversification into higher risk types of loans, through emphasizing origination of such loans in local and stable markets, and establishing lending relationships with favorable credit histories. The Bank also seeks to limit credit risk exposure on commercial business loans through emphasizing origination of smaller balance fully collateralized loans. Theses strategies, as well as the Bank's historical lending emphasis on originating relatively low risk 1-4 family permanent mortgage loans, quality underwriting, maintenance of sound credit standards for new loan originations and relatively favorable economic and real estate market conditions have facilitated maintenance of low delinquency ratios.

      Investments serve as a supplement to the Bank's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Investments securities held by the Bank consist primarily of mortgage-backed securities and municipal bonds. The Bank's investment portfolio also includes U.S. Government and agency securities, corporate bonds, a mutual fund invested in adjustable rate mortgages and FHLB stock.

RP Financial, LC.
Page 1.5

     Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Historically, CDs have comprised the largest portion of the Bank's deposit composition, although in recent years the concentration of CDs comprising total deposits has declined and transaction and savings accounts have become the largest component of the Bank's deposit composition. The shift in deposit composition towards a higher concentration of transaction and savings accounts is believed to be in part attributable to the decline in CD market rates, which has resulted in a general increase in depositor preference to maintain funds in more liquid savings and transaction accounts.

      Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Bank's primary source of borrowed funds and, to a lesser extent, the Bank has utilized reverse repurchase agreements as a source of borrowings. FHLB advances held by the Bank have fixed rate terms, most of which mature in more than one year. Following the conversion and merger, the Bank may use additional borrowings to facilitate leveraging of post-conversion capitalization. If additional borrowings are required, FHLB advances would likely continue to be the source of borrowings utilized by the Bank.

      Keystone Savings' earnings base is largely dependent upon net interest income and operating expense levels. The Bank has maintained a relatively healthy and stable net interest margin, which has been supported by maintenance of a favorable ratio of interest-earning assets relative to interest-bearing liabilities ("IEA/IBL"). The declining interest rate environment and steeper yield curve has also had a favorable impact on the Bank's net interest margin in recent years, as interest rate sensitive liabilities have repriced downward more rapidly than interest rate sensitive assets.

      The Bank's operating expenses have increased as percent of average assets in recent years, which can in part attributed to an increase in staffing needs for purposes of servicing a growing number of checking accounts and a larger balance of loans serviced for others. Growth of checking accounts and loans serviced for others has also supported an increase in revenue derived from servicing fees. The increase in Keystone Savings' operating expense ratio also reflects expansion of the branch network, in which the fixed expenses associated with operating additional branch facilities have yet to be fully leveraged.

RP Financial, LC.
Page 1.6

      In recent years, Keystone Savings' operating strategies have effectively increased earnings, without comprising credit quality or exposure to interest rate risk. Earnings growth has been primarily realized through the net interest margin, while growth of non-interest revenues have also been a contributing factor to the Bank's earnings growth. Higher earnings have also translated into a higher return on average assets. For the twelve months ended March 31, 2003, Keystone Savings posted a return on average assets of 1.11%, versus a comparable measure of 0.82% in 1998.

Reasons for the Acquisition

      The acquisition of First Colonial will be beneficial to the Bank's operations in a number of ways. Most notably, the acquisition will strengthen the Bank's market presence in Northampton and Lehigh counties and provide expansion of market area into markets that complement existing markets served by the Bank, thereby supporting targeted growth objectives of increasing market share and geographic market reach. Based on June 30, 2002 deposit data, the combined institutions will maintain the largest deposit market share in Northampton County (22%), the second largest deposit market share in Lehigh County (8%) and the second largest deposit market share in the two counties combined (14%). Keystone Savings currently does not maintain a branch presence in Monroe County, where Nazareth National maintains five branches and a 4% deposit market share. The acquisition is expected to enhance growth opportunities that can be realized from large bank consolidation in the local market and the resulting fallout of customers who are attracted to the Bank's community-orientation, local decision making and emphasis on customer service. Additionally, the acquisition will facilitate diversification of operations to build a more "bank-like" revenue stream from commercial and consumer lending as well as non-interest income sources. Other reasons for the merger are set forth below.

      . The expanded branch network will enhance customer convenience, thereby increasing opportunities for growth at all of the Bank's branches.

      . Nazareth National offers products and services that complement the Bank's existing products and services, which will facilitate increased opportunities to develop full service banking relationships through cross-selling a broader array of products and services to a larger customer base.

      . The larger asset size, capital base and market capitalization that will result from the acquisition will better position the Company to pursue other strategic acquisitions.

RP Financial, LC.
Page 1.7

      It is anticipated that senior management of the combined entity will consist of members of Keystone Savings' and First Colonial's senior management teams. The Chairman of Keystone Savings will serve as Chairman of KNBT and Keystone Nazareth Bank & Trust Company. Six members of First Colonial's Board of Directors will join nine members of Keystone Savings' Board of Trustees to form a new 15-member Board of Directors for KNBT and Keystone Nazareth Bank & Trust Company. The President and Chief Executive Officer ("CEO") of Nazareth National, will become the President and CEO of KNBT and Keystone Nazareth Bank & Trust Company. The Executive Vice President, Chief Operating Officer ("COO") and Treasurer of Keystone Savings will become the Senior Executive Vice President and COO of Keystone Nazareth Bank & Trust Company and KNBT. The current President and CEO of Keystone Savings will retire at the time the merger and conversion is completed.

Reasons for Conversion and Use of Proceeds

      A key component of the Bank's business plan is to complete a conversion offering. The conversion will support growth of market share and competitive position, most notable through the acquisition of First Colonial. The conversion proceeds and exchange of shares will be utilized to capitalize the increase in assets that will result from the acquisition of First Colonial, enabling the Bank to remain well capitalized. Notably, the merger will enhance the Bank's competitive position, as the combined banking institutions will form the largest locally-controlled bank in the greater Lehigh Valley market area. Following the conversion, opportunities to grow through acquisitions of local thrifts, commercial banks or other financial service providers will continue to be evaluated, as growth through acquisition will be enhanced by the ability to offer the Company's stock as consideration. The increase in capital provided by the net conversion proceeds will also support internal growth that will be generated through expansion of the branch network, as well as an expanded offering of products and services that will be offered through the combine entity. Both the Bank and First Colonial are proceeding with plans to open three branches in 2003. The branches to be opened by the Bank will be in-store branches (two in Lehigh County and one in Northampton County) and the branches to be opened by First Colonial will be stand-alone branches (two in Lehigh County and one in Northampton County). The projected use of proceeds is highlighted below.

RP Financial, LC.
Page 1.8

      . KNBT. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level, net of the loan to the ESOP, are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

      . Keystone Nazareth Bank & Trust Company. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending deployment into loans and investment securities.

Balance Sheet Trends

      Table 1.1 shows the Bank's historical balance sheet data from December 31, 1998 through March 31, 2003, and the Bank's consolidated pro forma balance sheet at March 31, 2003, giving effect to the acquisition of First Colonial before incorporating the capital to be raised in the stock offering. The following paragraphs describe the historical balance sheet trends for Keystone Savings on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of First Colonial will be discussed at the end of this section.

      From December 31, 1998 through March 31, 2003, Keystone Savings' assets increased at an annualized rate of 9.2%. General trends in the Bank's interest-earning asset composition reflect that the loans receivable balance peaked at year end 2001, with the decline in loans being offset with growth of investment securities. The decline in the loans receivable balance has been the result of the pay down of the 1-4 family portfolio, reflecting the impact of accelerated repayments of 1-4 family loans caused by borrowers refinancing into lower rate loans and the Bank's general philosophy of generally selling originations of fixed rate 1-4 family loans with interest rates of less than 6.5%. Also, in 2002, the Bank securitized approximately $120 million of 1-4 family fixed rate loans. Overall, loans receivable declined from 78.9% of assets at year end 1998 to 51.2% of assets at March 31, 2003, while cash and investment securities increased from 18.1% of assets at year end 1998 to 43.3% of assets at March 31, 2003. Asset growth has been primarily funded by deposit growth, although the Bank's use of borrowings became more

RP Financial, LC.
Page 1.9




                                    Table 1.1
                              Keystone Savings Bank
                            Historical Balance Sheets
                         (Amount and Percent of Assets)




                                                                  At Fiscal Year End December 31,
                               ----------------------------------------------------------------------------------------------------
                                     1998                1999                2000                2001                  2002
                               ----------------     ---------------     ---------------     ----------------      -----------------
                               Amount       Pct     Amount      Pct     Amount      Pct     Amount       Pct      Amount      Pct
                               ------       ---     ------      ---     ------      ---     ------       ---      ------      ---
                               ($000)       (%)     ($000)      (%)     ($000)      (%)     ($000)       (%)      ($000)      (%)
Total Amount of:
Assets                        $716,549    100.0%   $773,953   100.0%   $824,736   100.0%   $922,045    100.0%  $1,015,906   100.0%
Cash and cash equivalents       33,375      4.7%     35,798     4.6%     28,880     3.5%     51,844      5.6%      86,293     8.5%
Investment securities           96,245     13.4%    103,092    13.3%    114,077    13.8%    156,785     17.0%     294,150    29.0%
Loans, net                     565,260     78.9%    611,108    79.0%    657,107    79.7%    668,046     72.5%     579,321    57.0%
FHLB stock                       5,306      0.7%      5,404     0.7%      5,705     0.7%      6,099      0.7%       8,011     0.8%
Intangible assets                  ---      0.0%        ---     0.0%        ---     0.0%        ---      0.0%         ---     0.0%
Deposits                       625,134     87.2%    665,369    86.0%    715,149    86.7%    777,978     84.4%     780,729    76.9%
Borrowings                      14,950      2.1%     25,000     3.2%     13,000     1.6%     40,500      4.4%     113,500    11.2%
Total equity                    70,665      9.9%     77,403    10.0%     86,936    10.5%     95,788     10.4%     111,049    10.9%
Tangible equity                 70,665      9.9%     77,403    10.0%     86,936    10.5%     95,788     10.4%     111,049    10.9%

Full Service Offices                15                   15                  16                  16                    19

                                                       Annual      Pro Forma Combined
                                   At March 31,        Growth              At
                                       2003             Rate        March 31, 2003(2)
                              --------------------      ----     ---------------------
                                Amount       Pct        Pct        Amount        Pct
                                ------       ---        ---        ------        ---
                                ($000)       (%)        (%)        ($000)        (%)
Total Amount of:
Assets                        $1,039,659    100.0%      9.2%     $1,706,920     100.0%
Cash and cash equivalents         49,781      4.8%      9.9%         78,756       4.6%
Investment securities            400,154     38.5%     39.8%        725,763      42.5%
Loans, net                       532,425     51.2%     -1.4%        781,937      45.8%
FHLB stock                         8,516      0.8%     11.8%         13,636       0.8%
Intangible assets                    ---      0.0%      N.A.         48,443       2.8%
Deposits                         797,361     76.7%      5.9%      1,280,738      75.0%
Borrowings                       113,513     10.9%     61.1%        204,326      12.0%
Total equity                     114,295     11.0%     12.0%        201,215      11.8%
Tangible equity                  114,295     11.0%     11.0%        152,772       9.0%

Full Service Offices                  19                                 36

--------------------------
(1) Ratios are as a percent of ending assets.
(2) Includes impact of purchase accounting adjustments for the acquisition of First Colonial. Does not reflect impact of stock proceeds.

Sources: Keystone Savings' prospectus and RP Financial calculations.

RP Financial, LC.
Page 1.10

prominent in 2002 and the first quarter of 2003. A summary of Keystone Savings' key operating ratios for the past five and one-quarter years is presented in
Exhibit I-3.

      As the result of loan portfolio shrinkage since 2001, Keystone Savings' loans receivable portfolio declined at an 1.4% annual rate from year end of 1998 through March 31, 2003 and declined as a percent of assets from 78.9% at year end 1998 to 51.2% of assets at March 31, 2003. Trends in the Bank's loan portfolio composition reflect the impact of the shrinkage experienced in the 1-4 family loan portfolio as well the current business plan of a pursuing a more diversified lending strategy. Over the past five and one-quarter years, the concentration of 1-4 family permanent mortgage loans comprising total loans declined from 74.8% at year end 1998 to 51.4% at March 31, 2003. Comparatively, over the same time period, commercial real estate and multi-family loans increased from 1.3% to 8.0% of total loans, construction and land development loans increased from 7.5% to 11.2% of total loans and consumer loans increased from 15.9% to 27.2% of total loans. A less significant increase was realized in the commercial business loan portfolio, increasing from 0.5% to 2.2% of total loans. Growth of the commercial real estate, multi-family and land loan portfolio has been primarily realized through growth of commercial real estate and land loans, while consumer loan growth has been primarily realized through growth of home equity and automobile loans.

      The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Keystone Savings' overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-terms. Over the past five and one-quarter years, the Bank's level of cash and investment securities (exclusive of FHLB stock) ranged from a low of 17.3% of assets at year end 2000 to a high of 43.3% of assets at March 31, 2003. Mortgage-backed securities comprise the most significant component of the Bank's investment portfolio, with the portfolio consisting substantially of mortgage-pass-through certificates and collateralized mortgage obligations ("CMOs") that are guaranteed or insured by a federal agency. CMOs held by the Bank also include obligations of private issuers, which equaled $17.7 million at March 31, 2003. Mortgage-backed securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Keystone Savings' investment philosophy. As of March 31, 2003, the portfolio

RP Financial, LC.
Page 1.11

consisted substantially of fixed rate securities with estimated average lives of three-to-five years. The Bank's portfolio of mortgage-backed securities totaled $283.5 million at March 31, 2003 and was classified as available for sale. As of March 31, 2003, the net unrealized gain on the portfolio of mortgage-backed securities equaled $4.3 million.

      In addition to the portfolio of mortgage-backed securities, investment securities held by the Bank consist of U.S. Government and agency securities ($22.9 million), corporate bonds ($33.7 million), a mutual fund invested in adjustable rate mortgages ($4.9 million), municipal bonds ($50.9 million), and FHLB stock ($8.5 million). To facilitate management of interest rate risk, most of the investment portfolio matures or reprices within five years and the entire portfolio is maintained as available for sale. As of March 31, 2003, the net unrealized gain on the Bank's portfolio of investment securities equaled $3.3 million. The investment securities portfolio, inclusive of mortgage-backed securities and FHLB stock, totaled $408.9 million, which equaled 39.3% of assets. The Bank also maintained cash and cash equivalents of $49.8 million as of March 31, 2003, which equaled 4.8% of assets. Exhibit I-4 provides historical detail of the Bank's investment portfolio.

      The Bank also maintains an investment in bank-owned life insurance ("BOLI") policies, which cover the lives of certain Keystone Savings employees. Keystone Savings is the owner and beneficiary of the policies. The purpose of the BOLI investment is to provide funding for employee benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2003, the cash surrender value of the Bank's BOLI equaled $26.7 million.

      Over the past five and one-quarter years, Keystone Savings' funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1998 through March 31, 2003, the Bank's deposits increased at an annual rate of 5.9%. Growth of deposits was sustained throughout the past four and one-quarter years, with the most notable growth occurring in 2000. The ratio of deposits funding assets declined from 87.2% at year end 1998 to 76.7% at March 31, 2003, reflecting the Bank's increased utilization of borrowings and a slower rate of deposit growth since 2000. In recent years, deposit growth has been realized through growth of transaction and savings accounts, while the balance of CDs has declined. Accordingly, the Bank's deposit composition has exhibited a shift towards a

RP Financial, LC.
Page 1.12

higher concentration of transaction and savings accounts. Money market accounts have represented the most significant growth area in transaction and savings accounts. As of March 31, 2003, transaction and savings accounts equaled 51.2% of total deposits and CDs equaled 48.8% of total deposits.

      Borrowings serve as an alternative funding source for the Bank to support management of funding costs and interest rate risk. Borrowings as a percent of assets ranged from a low of 1.6% at year end 2000 to a high of 11.2% at year end 2002. As of March 31, 2003, the Bank held borrowings of $113.5 million, which equaled 10.9% of assets and consisted of $103.5 million of FHLB advances and $10.0 million of reverse repurchase agreements. FHLB advances held by the Bank have fixed rate terms, most of which mature in more than one year.

      The Bank's capital increased at a 12.0% annual rate over the past four and one-quarter years, which was primarily realized through the retention of earnings and, to a lesser extent, an increase in the balance of accumulated other comprehensive income attributable to net unrealized gains maintained on the portfolio of available for sale securities. Capital growth outpaced the Bank's asset growth rate, as Keystone Savings' equity-to-assets ratio increased from 9.9% at year end 1998 to 11.0% at March 31, 2003. The Bank's tangible capital was substantially equivalent to total capital at March 31, 2003. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2003.

      First Colonial Balance Sheet Trends

      From December 31, 1998 through March 31, 2003, First Colonial's assets increased at an annual rate of 13.8%. Asset growth was primarily realized through growth in investments, while loan growth accounted for a relatively minor portion of First Colonial's growth since year end 1998. Growth has been funded by a combination of deposit growth and increased utilization of borrowings. First Colonial's deposits increased at a 12.4% annual rate over the past four and one-quarter years, with positive growth being sustained throughout the period. First Colonial maintains a similar borrowing structure as the Bank, as First Colonial maintained $67.0 million of fixed rate FHLB advances and $8.8 million of reverse repurchase agreements at March 31, 2003. Most of First Colonial's FHLB advances had remaining terms of more than four years, as of March 31, 2003. First Colonial also holds $15.0 million of trust preferred securities. The

RP Financial, LC.
Page 1.13

interest rate on the trust preferred debt is variable, adjusting quarterly at the three-month LIBOR plus 3.45%. The trust preferred debt matures in June 2007.

      First Colonial's interest-earning composition currently reflects a higher concentration of investments compared to loans, as net loans receivable have declined from 59.3% of assets at year end 1998 to 40.7% of assets at March 31, 2003. First Colonial's portfolio is primarily diversified among 1-4 family permanent mortgage loans (40.3% of total loans), commercial real estate/multi-family loans (27.8% of total loans) and consumer loans (22.1% of total loans). Lending diversification by First Colonial also includes commercial business loans and construction loans.

      Mortgage-backed securities comprise the most significant component of First Colonial's investment portfolio and consist solely of pass-through certificates guaranteed or insured by a federal agency. First Colonial's portfolio of mortgage-backed securities totaled $215.7 million at March 31, 2003, which consisted of $48.6 million of securities classified as held to maturity and $167.1 million of securities classified as available for sale. The fair value of the held to maturity portfolio was $202,000 above the carrying value of the portfolio at March 31, 2003. In addition to mortgage-backed securities, other investments held in First Colonial's portfolio at March 31, 2003 consisted of U.S. Government and agency securities ($32.5 million), corporate bonds ($3.5 million), equities ($17.4 million), municipal bonds ($55.4 million) and FHLB stock ($5.1 million). In addition to the portfolio of mortgage-backed securities classified as held to maturity, First Colonial maintained $20.8 million of other securities classified as held to maturity at March 31, 2003 which had a fair market value of $21.0 million. As of March 31, 2003, First Colonial maintained total cash and investments, inclusive of mortgage-backed securities, of $355.6 million, equaling 57.3% of assets. Overall, First Colonial's investment portfolio is composed of securities that are consistent with the Bank's investment strategy and, thus, upon completion of the acquisition, First Colonial's investment portfolio will be incorporated into the Bank's investment portfolio.

      First Colonial's equity increased at a 5.9% annual rate over the past four and one-quarter years. First Colonial's capital growth was realized substantially through retention of earnings, which was partially negated by dividend payments. First Colonial's equity-to-assets ratio equaled 6.5%t at March 31, 2003, versus a comparable ratio of 8.8% at year end 1998. Nazareth

RP Financial, LC.
Page 1.14

National maintained capital surpluses relative to the regulatory capital requirements as of March 31, 2003.

      Pursuant to the purchase method of accounting, the assets and liabilities of First Colonial will be restated to fair market value as of the date of the acquisition, First Colonial's existing stockholders' equity will be restated to a zero balance, and the excess of the purchase price over the fair market value of net assets well be recorded as an intangible asset. As reflected in the Company's prospectus, the acquisition of First Colonial has been estimated to result in goodwill and intangibles of $48.4 million.

Income and Expense Trends

      Table 1.2 shows the Bank's historical income statements from the year ended December 31, 1998 through the twelve months ended March 31, 2003, as well as the Bank's pro forma income statement for the twelve months ended March 31, 2003 giving effect to the acquisition of First Colonial. The following paragraphs describe the historical income statements of Keystone Savings on a pre-acquisition basis. The pro forma income statement impact of the acquisition is discussed at the end of this section.

      Earnings for the Bank over the past five and one-quarter years ranged from a low of 0.76% of average assets in 1998 to a high of 1.25% of average assets in 2002. For the twelve months ended March 31, 2003, the Bank reported net income of $11.1 million providing for a 1.11% return on average assets. Consistent with the Bank's traditional thrift operating strategy, net interest income and operating expenses represent the primary components of Keystone Savings' core earnings. Non-interest operating income has been historically somewhat limited, but has become an increasing contributor to the Bank's earnings in recent years. Loan loss provisions have typically been a limited factor in the Bank's earnings, reflecting Keystone Savings' emphasis on relatively low risk 1-4 family lending and overall favorable credit quality that has been maintained on the loan portfolio. Gains realized from the sale of fixed rate loans to the secondary market have become a more prominent earnings source for the Bank in recent years, as the result of an increase in lending volume for such loans. With the exception of 2002,

RP Financial, LC.
Page 1.15

                                    Table 1.2
                              Keystone Savings Bank
                          Historical Income Statements
                     (Amount and Percent of Avg. Assets)(1)

                                                                 For the Fiscal Year Ended December 31,
                                   -------------------------------------------------------------------------------------------------
                                      1998                1999                 2000               2001               2002
                                   ------------------  ------------------  ------------------  -----------------   -----------------
                                     Amount     Pct      Amount      Pct     Amount      Pct    Amount      Pct      Amount     Pct
                                     ------     ---      ------      ---     ------      ---    ------      ---      ------     ---
                                     ($000)     (%)      ($000)      (%)     ($000)      (%)    ($000)      (%)      ($000)     (%)
Interest Income                    $  50,291    7.21%  $  52,181    7.00%  $  57,603    7.20%  $  60,493    6.86%  $  59,479   6.19%
Interest Expense                     (27,989)  -4.01%    (26,846)  -3.60%    (31,141)  -3.89%    (34,064)  -3.86%    (26,416) -2.75%
                                   ---------   ------  ---------   ------  ---------   ------  ---------   -----   ---------  ------
Net Interest Income                $  22,302    3.20%  $  25,335    3.40%  $  26,462    3.31%  $  26,429    3.00%  $  33,063   3.44%
Provision for Loan Losses               (281)  -0.04%       (421)  -0.06%       (442)  -0.06%       (391)  -0.04%       (111) -0.01%
                                   ---------   ------  ---------   ------  ---------   ------  ---------   -----   ---------  ------
 Net Interest Income after
  Provision                        $  22,021    3.16%  $  24,914    3.34%  $  26,020    3.25%  $  26,038    2.95%  $  32,952   3.43%
                                                                                                                               0.00%
Other Income                           1,894    0.27%      2,335    0.31%      3,158    0.39%      4,880    0.55%      6,839   0.71%
Goodwill/Intangible
  amortization                           ---    0.00%        ---    0.00%        ---    0.00%        ---    0.00%        ---   0.00%
Operating Expense                    (15,453)  -2.22%    (16,372)  -2.20%    (17,999)  -2.25%    (19,613)  -2.22%    (24,568) -2.56%
                                   ---------   ------  ---------   ------  ---------   ------  ---------   -----   ---------  ------
 Net Operating Income              $   8,462    1.21%  $  10,877    1.46%  $  11,179    1.40%  $  11,305    1.28%  $  15,223   1.58%

Non-Operating Income
--------------------
Net gain(loss) on sale of
  loans                            $     171    0.02%  $      52    0.01%       ($23)   0.00%  $     108    0.01%  $     900   0.09%
Net gain(loss) on sale of
  securities                             ---    0.00%       (295)  -0.04%         82    0.01%         35    0.00%      1,202   0.13%
OREO and repossessed prop. exp           (17)   0.00%         19    0.00%         (3)   0.00%        (10)   0.00%        (28)  0.00%
Other non-operating income(loss)         ---    0.00%        844    0.11%        ---    0.00%        ---    0.00%        (99) -0.01%
                                   ---------   ------  ---------   ------  ---------   ------  ---------   -----   ---------  ------
 Net Non-Operating Income                154    0.02%        620    0.08%         56    0.01%        133    0.02%      1,975   0.21%

Net Income Before Tax              $   8,616    1.24%  $  11,497    1.54%  $  11,235    1.40%  $  11,438    1.30%  $  17,198   1.79%
Income Taxes                          (3,317)  -0.48%     (3,898)  -0.52%     (3,718)  -0.46%     (3,326)  -0.38%     (5,188) -0.54%
Change in Acctg. Principle               ---    0.00%        ---    0.00%        ---    0.00%        ---    0.00%         --   0.00%
                                   ---------   ------  ---------   ------  ---------   ------  ---------   -----   ---------  ------
Net Income (Loss)                  $   5,299    0.76%  $   7,599    1.02%  $   7,517    0.94%  $   8,112    0.92%  $  12,010   1.25%

Adjusted Earnings
-----------------
Net Income Before Ext. Items       $   5,299    0.76%  $   7,599    1.02%  $   7,517    0.94%  $   8,112    0.92%  $  12,010   1.25%
Addback: Non-Operating Losses             17    0.00%        295    0.04%         26    0.00%         10    0.00%        127   0.01%
Deduct: Non-Operating Gains             (171)  -0.02%       (915)  -0.12%        (82)  -0.01%       (143)  -0.02%     (2,102) -0.22%
Tax Effect Non-Op. Items(2)               57    0.01%        229    0.03%         21    0.00%         49    0.01%        731   0.08%
                                   ---------   ------  ---------   ------  ---------   ------  ---------   -----   ---------  ------
Adjusted Net Income                $   5,202    0.75%  $   7,208    0.97%  $   7,482    0.94%  $   8,028    0.91%  $  10,766   1.12%


                                                              Pro Forma Combined
                                     For the 12 Months        For the 12 Months
                                     Ended 3/31/03            Ended 3/31/03(3)
                                   ---------------------     --------------------
                                     Amount        Pct        Amount        Pct
                                     ------        ---        ------        ---
                                     ($000)        (%)        ($000)        (%)
Interest Income                    $   58,691      5.88%     $  88,690      5.63%
Interest Expense                      (24,564)    -2.46%       (37,016)    -2.35%
                                   ----------     ------     ---------     ------
Net Interest Income                $   34,127      3.42%     $  51,674      3.28%
Provision for Loan Losses                (618)    -0.06%        (1,959)    -0.12%
                                   ----------     ------     ---------     ------
 Net Interest Income after
  Provision                        $   33,509      3.35%     $  49,715      3.15%

Other Income                            7,400      0.74%        11,904      0.76%
Goodwill/Intangible
  amortization                            ---      0.00%        (1,692)    -0.11%
Operating Expense                     (26,292)    -2.63%       (45,126)    -2.86%
                                   ----------     ------     ---------     ------
 Net Operating Income              $   14,617      1.46%     $  14,801      0.94%

Non-Operating Income
--------------------
Net gain(loss) on sale of
  loans                            $    1,100      0.11%     $   2,563      0.16%
Net gain(loss) on sale of
  securities                              ---      0.00%     $   1,649      0.10%
OREO and repossessed prop. exp            (49)     0.00%           (49)     0.00%
Other non-operating income(loss)          (99)    -0.01%           (99)    -0.01%
                                   ----------     ------     ---------     ------
 Net Non-Operating Income                 952      0.10%         4,064      0.26%

Net Income Before Tax              $   15,569      1.56%     $  18,865      1.20%
Income Taxes                           (4,506)    -0.45%        (4,749)    -0.30%
Change in Acctg. Principle                 --      0.00%            --       ---
                                   ----------     ------     ---------     ------
Net Income (Loss)                  $   11,063      1.11%     $  14,116      0.90%

Adjusted Earnings
-----------------
Net Income Before Ext. Items       $   11,063      1.11%     $  14,116      0.90%
Addback: Non-Operating Losses             148      0.01%           148      0.01%
Deduct: Non-Operating Gains            (1,100)    -0.11%        (4,212)    -0.27%
Tax Effect Non-Op. Items(2)               352      0.04%         1,504      0.10%
                                   ----------     ------     ---------     ------
Adjusted Net Income                $   10,463      1.05%     $  11,556      0.73%

----------------------
(1) Ratios are as a percent of average assets.
(2) Assumes tax rate of 37.0%.
(3) Reflects pro forma impact of First Colonial acquistion only. The impact of the net conversion proceeds has not been reflected.

Sources: Keystone Savings' prospectus and RP Financial calculations.

RP Financial, LC.
Page 1.16

gains and losses on the sale of investment securities and other assets have not been a significant factor in the Bank's earnings over the past five and one-quarter fiscal years.

      Keystone Savings has maintained a relatively strong net interest margin throughout the period shown in Table 1.2, which has been facilitated by the Bank's favorable IEA/IBL ratio. Over the past five and one-quarter years, the Bank's net interest income to average assets ratio ranged from a low of 3.00% during 2001 to a high of 3.44% during 2002. For the twelve months ended March 31, 2003, the Bank's net interest income to average assets ratio equaled 3.42%. The comparatively higher net interest income ratios maintained during 2002 and the most recent twelve month period has been facilitated by a widening of the Bank's yield-cost spread, resulting from the more immediate impact that the decline in short-term interest rates has had on the Bank's funding costs relative to asset yields. Accordingly, the Bank's net interest spread increased from 2.69% in 2001 to 3.26% for the twelve months ended March 31, 2003. Over the same time period, the Bank's interest income ratio declined by 98 basis points, while the interest expense ratio reflected a more significant decline of 140 basis points. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

      Non-interest operating income has been a growing contributor to the Bank's earnings, which has been realized through growth in service fees and income earned on the BOLI. Growth in service fees has been support by growth of checking accounts and loans serviced for others. For the period shown in Table 1.2, non-interest operating income ranged from a low of 0.27% of average assets in 1998 to a high of 0.74% of average assets during the twelve months ended March 31, 2003. Growth of the Bank's non-interest operating income is viewed as not only favorable impacting current earnings, but also in terms of reducing the interest rate risk associated with future earnings as such income is considered to be largely sustainable in various types of interest environments.

      Operating expenses represent the other major component of the Bank's earnings, ranging from a low of 2.20% of average assets during 1999 to a high of 2.63% of average assets during the twelve months ended March 31, 2003. The recent upward trend in the Bank's operating expense ratio reflect higher staffing requirements for purposes of servicing a growing number of checking accounts and a larger balance of loans serviced for others, as well the increase in staffing and occupancy expenses that have resulted from recent expansion of the branch network.

RP Financial, LC.
Page 1.17

Upward pressure will be placed on the Bank's operating expense ratio following the stock offering and acquisition of First Colonial, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans, as well the expense that will result from the amortization of the core deposit intangible. The opening of three additional branches by both the Bank and First Colonial, as well as the higher operating expense ratio maintained by First Colonial will also place upward pressure on the Bank's post-conversion operating expense ratio. The Bank also will incur certain non-recurring merger expenses during the first year following the completion of the acquisition, which have been estimated to equal $4.0 million on a pre-tax basis. Operating expense synergies provided by the acquisition are expected to be fairly limited, as no branch closings will result from the merger and there will be no material change in the total staffing size of the combined institutions.

      Overall, the general trends in the Bank's net interest margin and operating expense ratio since 1998 have resulted in a slight decline in the Bank's core earnings, as indicated by a decline in the expense coverage ratio (net interest income divided by operating expenses). Keystone Savings' expense coverage ratio equaled 1.44 times during 1998, versus a comparable ratio of 1.30 times during the twelve months ended March 31, 2003. Comparatively, Keystone Savings' efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and non-interest operating income) of 63.2% for the twelve months ended March 31, 2003 was slightly more favorable than the 64.0% efficiency ratio maintained during 1998. An increase in the non-interest operating income ratio accounted for the improvement in Bank's efficiency ratio since 1998.

      Over the past five and one-quarter years, credit quality related losses generally have not been a material factor in the Bank's earnings, reflecting Keystone Savings' maintenance of generally favorable credit quality measures and a healthy local real estate market. Loan loss provisions established by the Bank ranged from a low of 0.01% of average assets during 2002 to a high of 0.06% of average assets during 1999, 2000 and for the twelve months ended March 31, 2003. As of March 31, 2003, the Bank maintained valuation allowances of $2.7 million, equal to 0.51% of net loans receivable and 129.7% of non-performing assets and accruing loans 90 days or more past due. Exhibit I-6 sets forth the Bank's loan loss allowance activity during the past five and one-quarter years.

RP Financial, LC.
Page 1.18

      The Bank records gains on the sale of loans from the sale of fixed rate loans originations to the secondary market. Most loans are sold with servicing retained. Gains realized from the sale of loans were a larger source of earnings for the Bank in 2002 and the most recent twelve month period, as historically low mortgage rates supported a significant increase in the Bank's lending volume for 1-4 family fixed rate loans that were considered to have interest rates that were too low for retention in the Bank's held for investment loan portfolio. Gains on the sale of loans equaled 0.11% of average assets for the twelve months ended March 31, 2003 and 0.09% of average assets in 2002. Comparatively, in the four years prior to 2002, the highest level of gains recorded on the sale of loans equaled 0.02% of average assets in 1998. Except for 2002, gains and losses on the sale of investment securities have not been a significant factor in the Bank's earnings. In 2002, the Bank recorded a $1.2 million gain through the securitization and sale of approximately $61 million of fixed rate loans. The sale was completed in connection with the Bank's interest rate risk management strategy and in particular to reduce the Bank's holdings of lower rate fixed rate loans for purposes of reducing the Bank's interest rate risk exposure during periods of rising and higher interest rates. The gains realized from the sale of investment securities are viewed as non-recurring income, while gains generated from the sale of fixed rate loan originations have been an ongoing activity for the Bank in the current interest rate environment. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and resulting demand for longer term fixed rate loans. Gains and losses from the sale of other real estate owned and fixed assets have not been a significant factor in the Bank's earnings over the past five one-quarter years. In 1999, the Bank recorded a one-time earnings contribution of $844,000 that was the result of a benefit plan conversion.

      Keystone Savings' effective tax rate equaled 28.9% for the twelve months ended March 31, 2003, which was comparable to the Bank's effective tax rate for 2002 and 2001. As set forth in the prospectus, the Bank's marginal effective tax approximates 37%.

RP Financial, LC.
Page 1.19

      Pro Forma Earnings Impact of First Colonial Acquisition

      First Colonial reported positive earnings over the past five and one-quarter years, ranging from a low of 0.50% of average assets during 2000 to a high of 0.86% of average assets during 1998 and 1999. For the twelve months ended March 31, 2003, First Colonial reported net income of $4.1 million or 0.74% of average assets. Net interest income and operating expenses also represent the major components of First Colonial's core earnings, which is supplemented by non-interest operating income derived from service charges on deposit accounts, revenues generated from trust and wealth management services and other miscellaneous sources of income. Loan loss provisions have generally had a limited impact on First Colonial's earning, but were higher in 2002 to address an increase in net loan charge-offs that were experienced in 2001 and 2002 as well as management's analysis of the risks related to the loan portfolio. Gains realized from the sale of loans and investments have contributed to First Colonial's earnings throughout the past five and one-quarter years, with the largest earnings impact occurring in 2002 and the twelve months ended March 31, 2003. The higher gains realized in 2002 and the most recent twelve month period were attributable to increased sales of fixed rate loan originations and the sale of available for sale securities. First Colonial sold $90.2 million of available for sale securities in 2002 to provide liquidity, reduce future interest rate risk and to recognize gains that would be lost as a result of call and prepayments. For the twelve months ended March 31, 2003, First Colonial maintained expense coverage and efficiency ratios of 0.93 times and 85.6%, respectively. First Colonial's ratios reflect the impact of an impairment of mortgage servicing rights that was recorded in the first quarter of 2003, which added approximately 11 basis to First Colonial's operating expense ratio.

      The pro forma income statement impact of the acquisition is shown in Table
1.2 for the twelve month period ended March 31, 2003. The only purchase accounting adjustment reflected in the pro forma earnings consisted of the amortization of the core deposit intangible. The core deposit intangible of $16.9 million was amortized over ten years, resulting in an annual expense of $1.6 million. On a pro forma basis, before factoring in the reinvestment of conversion proceeds, Keystone Savings' core earnings declined from 1.05 % of average assets to 0.73% average assets. In addition to the amortization of core deposit intangible, the reduction in core earnings was attributable to a lower net interest margin (declining from 3.42% of average assets

RP Financial, LC.
Page 1.20

to 3.28% of average assets), a higher loss provision ratio (increasing from 0.06% of average assets to 0.12% of average assets) and a higher operating expense ratio (increasing from 2.63% of average assets to 2.86% of average assets). Non-interest operating income increased slightly from 0.74% of average assets on a stand-alone basis to 0.76% on a pro forma basis. The pro forma earnings do not reflect any potential cost savings that may be realized, given the expectation of comparable staffing levels as currently maintained by the Bank and First Colonial on a combined basis and that no offices will be closed.

Interest Rate Risk Management

      The Bank pursues a number of strategies to manage interest rate risk, which have been fairly effective in limiting the repricing mismatch between interest rate sensitive assets and liabilities. As of March 31, 2003, an analysis of the Bank's interest rate risk as measured by the repricing mismatch between interest rate sensitive assets and interest rate sensitive liabilities indicated that the Bank maintained a cumulative one-year gap-to-assets ratio of negative 0.2% (see Exhibit I-7). As of March 31, 2003, Keystone Savings' net portfolio value ("NPV") under a 200 basis point instantaneous and sustained rise in interest rates reflected a decline of 35.8%.

      The Bank primarily manages interest rate risk from the asset side of the balance sheet, through emphasizing investment in short- and intermediate-term securities, selling long term 1-4 family fixed rate loan originations to the secondary market and diversifying into interest rate sensitive types of lending. As of March 31, 2003, of the total loans due after March 31, 2003, ARM loans comprised 11.4% of those loans (see Exhibit I-8). The Bank's entire investment portfolio is classified as available-for-sale and, thereby, facilitates the ability to sell investments for purposes of interest rate risk management. On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms of more than one year and emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts.

      Management of interest rate risk by First Colonial is conducted in a similar manner as Keystone Savings, which includes diversification into interest rate sensitive types of lending, selling longer term 1-4 family fixed rate loan originations to the secondary market and utilizing

RP Financial, LC.
Page 1.21

fixed rate FHLB advances with terms of more than one year. First Colonial also utilizes interest rate risk exposure reports prepared internally to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income. As of March 31, 2003, the First Colonial analysis indicated a 200 basis point instantaneous and sustained rise in interest rates would result in a 0.8% reduction in the market value of portfolio equity. As of March 31, 2003, First Colonial maintained a cumulative one year gap-to-assets ratio of positive 0.5%.

Lending Activities and Strategy

     Keystone Savings' lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized consumer, construction and land development, and commercial real estate loans. To a lesser extent, lending diversification by the Bank has included multi-family loans and commercial business loans. Going forward, the Bank's lending strategy is to place a greater emphasis on the origination of consumer loans, particularly home equity loans, commercial real estate loans and commercial business loans, although the origination of 1-4 family permanent mortgage loans is expected to remain as a prominent lending activity for the Bank. However, in the prevailing low interest rate environment, the 1- 4 family portfolio is expected to continue to decline as the result of a continuation of accelerated repayments on existing loans and the Bank's philosophy of generally selling fixed rate loan originations with interest rates of 6.5% or less. Accordingly, the Bank's loan portfolio composition is expected to continue to shift towards higher concentrations of consumer loans, commercial real estate loans and commercial business loans and a resulting lower concentration of 1-4 family loans. Exhibit I-9 provides historical detail of Keystone Savings' loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of March 31, 2003.

     First Colonial's loan portfolio composition is primarily diversified among 1-4 family permanent mortgage loans, consumer loans and commercial real estate loans. Lending diversification by First Colonial also includes commercial business loans and construction and

RP Financial, LC.
Page 1.22

land loans. Similar to Keystone Savings, First Colonial is currently emphasizing growth of commercial real estate and commercial business loans, while shrinkage has been experienced in the 1-4 family loan portfolio due to the sale of fixed rate loan originations to the secondary market and accelerated repayments experienced in the existing portfolio of 1-4 family loans. Exhibit I-9B provides historical detail of First Colonial's loan portfolio composition for the past five and one-quarter years.

     In the current interest rate environment, the Bank offerings of 1-4 family mortgage loans have consisted substantially of fixed rate loans with terms ranging from 10 to 30 years. The Bank also offers adjustable rate mortgage loans, although there has been very limited demand for such loans in the prevailing interest rate environment. Keystone Savings offers ARM loans that have initial repricing periods of one, three or five years and are indexed to the comparable term U.S. Treasury note. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. In the current interest rate environment, the Bank typically sells fixed rate originations with interest rates of 6.5% or less. Loans are sold on a non-recourse basis to Fannie Mae. The substantial portion of 1-4 family permanent mortgage loans originated by the Bank are underwritten to secondary market standards specified by Fannie Mae. As of March 31, 2003, the Bank's 1-4 family permanent mortgage loan portfolio equaled $228.0 million or 51.4% of total loans outstanding. Similarly, First Colonial's lending practice in the prevailing interest rate environment has been to sell most fixed rate originations in the secondary market with servicing retained. As of March 31, 2003, First Colonial's 1-4 permanent mortgage loan portfolio equaled $101.8 million or 40.3% of total loans outstanding.

     Construction loans originated by the Bank consist mostly of loans to finance the construction of 1-4 family residences. The Bank's 1-4 family construction lending activities include construction financing that allows the home buyer to convert the loan to a permanent loan upon completion of construction as well as speculative loans that are extended to builders. Construction loans for 1-4 family loans are offered on comparable terms as permanent mortgage loans and require the payment of interest only during the construction period, which is typically twelve months. Construction loans extended to builders generally limit the builder to one or two spec homes per residential development. Construction commercial real estate and multi-family loans are generally originated as construction/permanent loans and are subject to the same

RP Financial, LC.
Page 1.23

underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. These items are used as an additional basis to determine the appraised value of the subject property. Land development loans complement the Bank's construction lending activities, as such loans are primarily extended to finance lots that will be used for residential development. Land development loans generally require a loan-to-value ("LTV") ratio of 80.0% or less and are offered as fixed rate loans with a maximum term of 15 years. As of March 31, 2003, Keystone Savings' outstanding balance of construction and land development loans totaled $62.7 million or 11.2% of total loans outstanding. Construction lending has not been a significant area of lending diversification for First Colonial, with the substantial majority of such loans consisting of construction financing of primary residences for individual home buyers. As of March 31, 2003, First Colonial's outstanding balance of construction and land development loans totaled $6.3 million or 2.5% of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are generally collateralized by properties in the Bank's normal lending territory. Such loans are typically extended up to a LTV ratio of 85.0% and require a debt-coverage ratio of at least 1.1 to 1.2 times. Loan terms typically provide for up to 20-year amortizations and are offered as fixed rate or floating rate loans with a balloon provision of five-to-seven years. In light of the higher credit risk associated with commercial real estate and multi-family loans, loan rates offered on those loans are at a premium to the Bank's 1-4 family loan rates. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of office buildings, retail properties, churches, industrial buildings and apartment buildings. Keystone Savings' largest commercial real estate loan at March 31, 2003 was a $4.6 million loan secured by a housing complex for the elderly. As of March 31, 2003, the Bank's portfolio of commercial real estate and multi-family loans totaled $44.6 million or 8.0% of total loans outstanding. First Colonial's originates commercial real estate and multi-family loans under comparable terms as extended by the Bank and the portfolio is secured by local properties. As of March 31, 2003, First Colonial's portfolio of commercial real estate and multi-family loans totaled $70.2 million or 27.8% of total loans outstanding.

RP Financial, LC.
Page 1.24

     Growth of commercial real estate lending is currently an area of lending emphasis for both the Bank and First Colonial and is expected to remain as a lending growth area for the merger entity. Growth will be supported by the increase in capital provided by conversion proceeds and issuance of shares for the acquisition, as the Bank's higher capital position will increase the loans-to-one borrower limit and, thereby, provide for increased flexibility with respect to retaining larger credits. Additionally, the Bank's expectation is that commercial real estate lending growth will be facilitated through establishing a lending niche that more effectively services small borrowers through personal service and local-decision making, which is not currently provided by the large commercial banks that have entered the market area through acquisition.

     Diversification into non-mortgage lending consists of consumer loans, as well as commercial business loans. Home equity loans and lines of credit accounted for $107.7 million or approximately 70% of the Bank's consumer loan portfolio at March 31, 2003. Fixed rate home equity loans are offered for terms ranging from one to fifteen years. Home equity lines of credit are tied to the prime rate and are offered for terms of up to ten years. Home equity lines of credit require payment of interest only or a minimum monthly payment of $50. Home equity loans are extended for a minimum loan amount of $5,000 and the Bank will lend up to maximum LTV ratio of 100% of the combined balance of the home equity loan or line of credit and the first lien. Home equity loans extended up to a 100% LTV ratio generally require the borrower to maintain the first lien with the Bank as well. For non-customers of the Bank, the LTV ratio is generally limited to 80%. The balance of the Bank's consumer loan portfolio consists primarily of installment loans, most of which are auto loans. The Bank established an indirect auto lending program in January 2002, which has facilitated growth of the auto loan portfolio. The Bank maintains lending relationships with ten dealerships and plans to add other dealerships going forward. All underwriting for the indirect auto loans is conducted by Keystone Savings. As of March 31, 2003, the Bank's auto loan portfolio equaled $35.8 million. The consumer loan portfolio also includes a minor amount of credit card balances, which the Bank is in the process of selling. As of March 31, 2003, the Bank's consumer loan portfolio totaled $152.5 million or 27.2% of total loans outstanding.

RP Financial, LC.
Page 1.25

     Installment loans represent the primary component of First Colonial's consumer loan portfolio, with such loans totaling $53.6 million at March 31, 2003. Approximately $25 million of First Colonial's portfolio of installment loans consist of recreational vehicle loans generated through a third-party broker, which are restricted to Pennsylvania and nearby New Jersey markets. First Colonial has maintained this lending relationship for over ten years. The credit quality of recreational vehicle loan portfolio has been favorable and it is expected that this area of lending will continue following the acquisition. As of March 31, 2003, First Colonial's consumer loan portfolio totaled $55.9 million or 22.1% of total loans outstanding.

     The Bank offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans offered by the Bank consist of floating rate loans indexed to the prime rate or three-month LIBOR. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans for purposes of financing equipment acquisition, expansion, working capital and other general business purposes. Commercial business lending is a desired lending growth area for the Bank, which will be supported by the acquisition of First Colonial and its commercial lending expertise and relationships. It is the Bank's expectation that growth of commercial business loan portfolio will also be realized through gaining market share by building full service relationships with small businesses that have experienced a decline in service following consolidation of their banking relationship. As of March 31, 2003, Keystone Savings' commercial business loan portfolio equaled $12.2 million or 2.2% of total loans outstanding. First Colonial is engaged in similar types of commercial business lending as the Bank. As of March 31, 2003, First Colonial's outstanding balance of commercial business loans, including loans to states and political subdivisions, totaled $18.5 million or 7.3% of total loans outstanding.

     Exhibit I-11 provides a summary of the Bank's lending activities over the past three and one-quarter years. The Bank's lending volume has increased significantly since 2000, due to increased originations of consumer loans and other loans, except for 1-4 family residential loans. Comparatively, originations of 1-4 family loans have declined since 2000. Total loan originations increased from $174.3 million in 2000 to $321.1 million for the twelve months ended March 31, 2003. Notwithstanding the increase experienced in the Bank's loan volume,

RP Financial, LC.
Page 1.26

loan portfolio growth has been slowed by accelerated repayments that has resulted from borrowers refinancing into lower rate loans and the sale of originations of fixed rate 1-4 family mortgage loans to the secondary market. Loans sold increased from $15.1 million in 2000 to $160.9 million in 2002 and loan principal repayment increased from $95.8 million in 2000 to $197.2 million in 2002. The balance of loans sold in 2002 includes approximately $120 million of loans that were securitized by the Bank, of which approximately half were sold and the balance was retained as available for sale mortgage-backed securities. The Bank has not purchased any loans during the past three and one-quarter years.

Asset Quality

     The Bank's historical 1-4 family lending emphasis has supported the maintenance of favorable credit quality measures during the past five and one-quarter years. Over the past five and one-quarter fiscal years, Keystone Savings' balance of non-performing assets and accruing-loans that are 90 days or more past due ranged from a low of 0.12% of assets at year end 2000 to a high of 0.31% of assets at year end 2001. As of March 31, 2003, the Bank's non-performing assets-to-assets ratio equaled 0.21%. As shown in Exhibit I-12, the Bank's balance of non-performing assets at March 31, 2003 consisted of $2.0 million of non-accruing loans, $15,000 of accruing loans delinquent 90 days or more and $156,000 of real estate owned. Loans secured by 1-4 family permanent mortgage loans accounted for $1.8 million of the non-accruing loan balance at March 31, 2003.

     To track the adequacy of valuation allowances, Keystone Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Management reviews all loans which are 60 days or more delinquent on a monthly basis and performs regular reviews of the allowance no less than quarterly . Such reviews consist of a quantitative analysis by loan category, using historical loss experience, and consideration of a series of qualitative loss factors. The Bank's evaluation process includes, among other things, an analysis of delinquency trends, non-performing loan trends, the level of charge-offs and recoveries, prior loss experience, total loans outstanding, the volume of loan originations, the type, size and geographic concentration of its loans, the value of collateral securing the loan, the borrower's ability to repay and repayment performance, the number of loans requiring

RP Financial, LC.
Page 1.27

heightened management oversight, local economic conditions and industry experience. As of March 31, 2003, the Bank's allowance for loan losses was $2.7 million, which equaled 133.3% of non-accruing loans and accruing loans 90 days or more past due and 0.51% of net loans receivable.

     In general, credit quality problems experienced by First Colonial have not been significant over the past five and one-quarter years. As of March 31, 2003, First Colonial's balance of non-performing assets and accruing-loans that are 90 days or more past due totaled $2.0 million or 0.32% of assets. First Colonial maintained valuation allowances of $3.1 million at March 31, 2003, equal to 1.25% of net loans receivable and 155.1% of non-performing assets and accruing loans that are 90 days or more past due.

Funding Composition and Strategy

     Deposits have consistently served as the Bank's primary source of funds and at March 31, 2003 deposits accounted for 87.5% of Keystone Savings' interest-bearing funding composition. Exhibit I-13 provides historical detail of the Bank's deposit composition for the past three and one-quarter years. Lower cost savings and transaction accounts comprise the largest component of the Company's deposit composition, as the result of growth of those account types and a declining balance of CDs. Accordingly, transaction and savings accounts increased from 38.2% of deposits at year end 2000 to 51.2% of total deposits at March 31, 2003. The low interest rate environment is believed to have contributed to the increase in transaction and savings accounts maintained by the Bank, as the general decline in CD rates has increased depositor preference to hold funds in liquid transaction accounts. Growth of checking accounts has also contributed to increase in transaction and savings deposits. Money market accounts comprise the largest component of the Bank's transaction and savings account balance, equaling $157.7 million or 38.6% of total transaction and savings deposits at March 31, 2003.

     CDs comprise the balance of the Bank's deposit composition, with the current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of March 31, 2003, CDs totaled $388.8 million or 48.8% of total deposits, of which 53.0% were scheduled to mature in one year or less (see Exhibit I-14). As of March 31, 2003, jumbo

RP Financial, LC.
Page 1.28

CDs (CD accounts with balances of $100,000 or more) amounted to $46.5 million or 11.9% of total CDs. Keystone Savings does not maintain any brokered CDs.

     Borrowings serve as an alternative funding source for the Bank to support management of funding costs and interest rate risk. As of March 31, 2003, the Bank held $113.5 million of borrowings, which consisted of $103.5 million of FHLB advances and $10.0 million of reverse repurchase agreements. FHLB advances held by the Bank have fixed rate terms, most of which mature in more than one year. Exhibit I-15 provides detail of the Bank's use of borrowings over the past three and one-quarter years.

     Exhibit I-13B sets forth First Colonial's deposit composition for the past three and one-quarter years. As of March 31, 2003, deposits held by First Colonial totaled $483.4 million and accounted for 84.2% of First Colonial's interest-bearing funding composition. Transaction and savings accounts also represent the largest component of First Colonial's deposit composition, with such deposits accounting for 62.2% of First Colonial's average total deposits for the quarter ended March 31, 2003. Checking accounts comprised the largest component of First Colonial's transaction and savings deposits, with such accounts averaging $125.2 million or 43.0% of average transaction and savings deposits for the quarter ended March 31, 2003. During the first quarter of 2003, First Colonial's balance of CDs averaged $177.4 million or 37.8% of average deposits. As of March 31, 2003, jumbo CDs held by First Colonial totaled $9.7 million.

     First Colonial maintained $67.0 million of fixed rate FHLB advances and $8.8 million of reverse repurchase agreements at March 31, 2003. Most of First Colonial's FHLB advances had remaining terms of more than four years, as of March 31, 2003. First Colonial also holds $15.0 million of trust preferred securities. The interest rate on the trust preferred debt is variable, adjusting quarterly at the three-month LIBOR plus 3.45%. The trust preferred debt matures in June 2007.

RP Financial, LC.
Page 1.29

Subsidiaries

     The Bank maintains two subsidiaries KLV, Inc. and KLVI, Inc. KLV, Inc. is inactive. KLVI, Inc., a Delaware corporation, is a wholly-owned subsidiary of Keystone Savings, which owns and manages part of the Bank's investment portfolio.

     In addition to Nazareth National, First Colonial maintains two subsidiaries:

     First C.G. Company, Inc. ("First C.G.") is a wholly-owned subsidiary of First Colonial. First C.G. is a Delaware corporation that was established for the purpose of investing in various types of securities. Following the acquisition of First Colonial, First C.G. will be consolidated with KLVI, Inc.

     First Colonial Statutory Trust I is a wholly-owned subsidiary of First Colonial. On June 26, 2002, this subsidiary was established as a Connecticut business trust for the purpose of issuing $15.0 million of trust preferred securities. The interest rate paid on the trust preferred securities is equal to the 3-month LIBOR plus a margin of 3.45%. The trust preferred securities mature June 2007. First Colonial Statutory Trust I will be consolidated into KNBT following the acquisition.

     In addition to the above subsidiaries, Keystone Savings offers financial services as KSB Financial Services. ("KSB Financial"). KSB Financial is engaged in the sale of annuities, mutual funds, life insurance, equities and bonds to both the Bank's customers and the general public.

     Nazareth National also maintains a Trust and Wealth Management Division. Trust assets are held by Nazareth National for its customers in a fiduciary or agency capacity, and, thus, are not included in the financial statements of Nazareth National. Fees are assessed by the Trust Division to some customers based on the market value of the assets held in the customers' account. As of March 31, 2003, the Trust Division maintained approximately $215 million of assets under management.

Legal Proceedings

     The Bank and First Colonial are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by their respective managements to be immaterial to the financial conditions of the Bank and First Colonial.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction

     Keystone Savings serves the greater Lehigh Valley market area through 19 branch offices located in the counties of Lehigh, Northampton and Carbon. With the acquisition of First Colonial, the resulting entity will be the largest locally-controlled bank in the market area with 36 branches covering Lehigh, Northampton, Monroe and Carbon counties. Both Keystone Savings and First Colonial are continuing with branch expansion plans that will add a total of six branches to the combined branch network in 2003. No branch closings are contemplated as the result of the merger. Exhibit II-1 provides information for the Bank's and First Colonial's office facilities.

     The primary market area includes a mixture of rural, suburban and urban markets, with the Allentown-Bethlehem MSA constituting the largest population center of the markets served by the Bank's and First Colonial's branches. The economy in the primary market area is fairly diversified, with services, wholesale/retail trade, manufacturing, and state and local government constituting the basis of the economy. As the result of a large commuter population, the local economy is also influenced by activity in Philadelphia and western New Jersey markets such as Trenton. The Bank's competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been taken in account regarding their relative impact on value.

RP Financial, LC.
Page 2.2

National Economic Factors

     The future success of the Bank's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, economic data at the beginning of the second quarter of 2002 provided indications that the economic recovery was tapering off, based on a slower rate of expansion in the manufacturing sector and a decline in construction activity. However, consumer spending remained strong in the second quarter as evidenced by a surge in retail sales. Likewise, the lower interest rate environment continued to support strong demand for housing in the second quarter.

     Indications that the economy's recovery was weakening became more pronounced at the beginning of the third quarter of 2002, as manufacturing activity declined and a decline in consumer confidence translated into soft retail sales. Notwithstanding the decline in consumer confidence and weak labor market, consumer spending remained strong in the third quarter for purchases of homes and cars. However, consumer confidence fell to a nine-year low at the beginning of the fourth quarter, reflecting the impact of stock market losses, war fears and a sagging economic recovery. The economy grew slowly through the end of 2002, while business spending in all sectors continued to be limited. Job growth was also negatively impacted by the curtailment in business spending, as the national unemployment rate reached an eight-year high of 6.0% in November 2002. Led by more cuts in the manufacturing sector employment contracted further in December 2002, while GDP growth in the fourth quarter of 2002 slowed to an annual rate of 1.1%. Despite the slumping economy, historically low mortgage rates continued to support a strong housing market for the fourth quarter of 2002.

     Economic data for January 2003 suggested that the economy was starting to improve, as the U.S. unemployment rate fell to a three-month low of 5.7%. Also, retail sales and manufacturing activity for January showed unexpected strength, although prospects for future growth remained uncertain as the February consumer sentiment index dropped to a nine-and-a-half year low. War fears and higher energy prices cast a pall over the economy in February, as jobless claims rose to a two-month high and retail sales declined. Housing starts dropped sharply in February, because of bad weather and war worries. Employment data further signaled that the economic recovery was faltering, as the U.S. economy suffered a wore-than-expected decline in

RP Financial, LC.
Page 2.3

payrolls in March. Notwithstanding the loss of jobs in March, the U.S. unemployment rate for March remained steady at 5.8%. Overall, the national economy grew at a 1.6% annual rate in the first quarter, as growth in consumer spending slowed and companies cut both capital spending and inventory restocking.

     The beginning of the second quarter of 2003 provided mixed economic signals. Initial jobless claims hit a one-year high in late-April, but consumer sentiment also edged higher in April. Despite the improvement in consumer sentiment, which was expected to support an increase in spending, the outlook for job growth remained dim. Job losses continued in April for the third month in a row and the April national unemployment rate rose to 6.0%. The manufacturing sector also continued to struggle in April, as industrial production declined for the second straight month and factories were operating at their lowest rate in 20 years. Comparatively, economic data for May exhibited some positive signs, as a regional manufacturing report showed factory expansion and May consumer sentiment improved from April.

     In terms of interest rate trends, interest rates eased lower at the beginning of the second quarter of 2002 as the economic recovery showed signs of faltering. At its early-May 2002 meeting, the Federal Reserve left rates at a 40-year low, stating that the risks of economic weakness and inflation were equally balanced. The mild downward trend in interest rates continued through the end of the second quarter, as selling pressure in stocks and political turmoil abroad further added to the attractiveness of U.S. Treasuries as a safe investment alternative. The extended sell-off in the stock market and indications of a weakening economic recovery provided for further easing of interest rates during most of the third quarter, with the yield on the 10-year U.S. Treasury note falling below 4.0% for the first time in 40 years in early-September 2002.

     The interest rate for the 10-year U.S. Treasury note settled below 4.0% through the balance of the third quarter and into the beginning of the fourth quarter of 2002, as the Federal Reserve elected to hold interest rates steady at its late-September meeting but hinted at the possibility of lowering rates in the fourth quarter. The yield on the 10-year Treasury note moved back above 4.0% in mid-October, due to a recovery in the stock market. However, bond prices

RP Financial, LC.
Page 2.4

strengthened in late-October, primarily on the basis of more weak economic data and growing expectations of an interest rate cut by the Federal Reserve. An unexpectedly large half a percentage point rate cut by the Federal Reserve and a sell-off in the stock market served to extend the bond market rally into early-November. Interest rates edged higher in late-November and early-December, as investors shifted more money to stocks from bonds. Bond prices strengthened at the close of 2002, with the yield on the 10-year U.S. Treasury note falling back below 4.0%. The struggling economy and growing geopolitical concerns were noted as factors that contributed to the rebound in bond prices.

     A rally in the stock market pushed interest rates higher at the beginning of 2003, although bond prices recovered in late-January on more soft economic data and a decline in stocks. The Federal Reserve left rates unchanged at its late-January meeting, indicating that the risks between weakness and inflation were balanced. Despite signs of a strengthening economy, Treasury prices moved higher in mid-February on the growing threat of war with Iraq and a downward trend in stocks. Signs of a stalling economic recovery and a sell-off in equities extended the downward trend in interest rates through early-March, sending U.S. Treasury yields to their lowest level since 1958. Comparatively, interest rates moved higher in mid-March, as stocks rallied sharply higher on expectations of a quick and decisive U.S. led strike on Iraq. The Federal Reserve left rates unchanged at its mid-March meeting, signaling uncertainty of the current strength of the economy due to the Iraq conflict. Bond prices strengthened in late-March, as weak economic data and fears that the war in Iraq could be longer and more difficult than initially anticipated served to push the yield on the 10-year Treasury note back below 4.0%.

     Treasury prices moved lower at the beginning of the second quarter of 2003, as the bond market ignored weak economic data and focused mainly on news of U.S. war successes in Iraq that sparked a rally in stocks. Weak economic data provided support for Treasury prices in mid-April, as the yield on the 10-year U.S. Treasury note stabilized at slightly below 4.0% through the end of April. The Federal Reserve concluded to leave short-term interest rates unchanged at its meeting in early-May. However, in a major shift, the central bank signaled that it may cut rates later to ward off the possibility of deflation, which served to boost Treasury prices following the Federal Reserve meeting. Amid more signs of economic sluggishness and growing

RP Financial, LC.
Page 2.5

concerns of deflation, Treasury yields plunged to their lowest levels in 45 years during mid- and late-May. As of May 30, 2003, one- and ten-year U.S. Treasury bonds were yielding 1.14% and 3.36%, respectively, versus comparable year ago rates of 2.25% and 5.03%. Exhibit II-2 provides historical interest rate trends from 1995 through May 30, 2003.

Market Area Demographics

     Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Bank's market area (see Table 2.1). Lehigh and Northampton counties, which includes the Allentown-Bethlehem MSA, are the two most populous market area counties that are served by the Bank's and First Colonial's branches. Since 1990, population growth in the primary market area has been fairly healthy, with three out of the four primary market area counties recording population growth rates above the Pennsylvania growth rate of 3.4% from 1990 through 2002. Population growth was most significant for Monroe County, which experienced a 52.6% increase in population from 1990 through 2002. Comparatively, the more populous Lehigh County and Northampton County markets posted population growth rates of 7.8% and 9.0%, respectively, from 1990 through 2002. Carbon County's 3.4% population growth rate was comparable to the Pennsylvania growth rate. Population growth is projected to slow throughout the primary market area and Carbon County is projected to experience a slight decline in population over the next five years. Household growth measures generally paralleled population growth trends, with Monroe County posting the strongest household growth rate since 1990. Consistent with population growth trends, all four of the primary market area counties are projected to experience slower household growth over the next five years.

     Income levels in the market area tend to reflect the nature of the markets served, with higher income levels generally prevailing in the more metropolitan areas served by the Bank's and First Colonial's branches. Median household income and per capita income were the highest in the counties of Lehigh and Northampton, with income measures for both counties exceeding the comparable Pennsylvania measures. Comparatively, income measures for the counties of Carbon and Monroe were lower than the comparable Pennsylvania measures, particularly with

RP Financial, LC.
Page 2.6

                                    Table 2.1
                            Summary Demographic Data
                             Keystone Savings Bank

                                  Base      Current    Projected    % Change    % Change
                                  1990         2002         2007   1990-2002   2002-2007
                                  ----         ----         ----   ---------   ---------
Pennsylvania
------------
Total Population:           11,881,693   12,283,910   12,322,675        3.39        0.32
 0-14 Age Group (%):                20           20           19        2.55       -3.57
 15-34 Age Group (%):               30           25           25      -13.01       -0.43
 35-54 Age Group (%):               25           30           29       23.48       -2.37
 55+ Age Group (%):                 25           25           27        3.86        7.23

Total Households:            4,495,983    4,802,089    4,878,477        6.81        1.59
 $0-24K Households (%):             43           27           22      -33.23      -16.56
 $25-50K Households (%):            35           29           28      -11.27       -3.53
 $50K+ Households (%):              22           44           50      114.16       16.03

Average Household Income:       36,655       58,485       69,367       59.56       18.61
Median Household Income:        29,068       44,041       50,374       51.51       14.38
Per Capita Income:              14,038       23,675       28,562       68.65       20.64

Carbon County
-------------

Total Population:               56,710       58,623       58,451        3.37       -0.29
 0-14 Age Group (%):                19           18           17       -2.64       -4.50
 15-34 Age Group (%):               27           23           23      -13.52       -1.43
 35-54 Age Group (%):               24           30           29       29.43       -3.06
 55+ Age Group (%):                 30           29           31        1.75        6.04

Total Households:               21,941       23,789       24,128        8.42        1.43
 $0-24K Households (%):             49           32           27      -30.10      -13.54
 $25-50K Households (%):            37           35           33        1.11       -3.72
 $50K+ Households (%):              14           34           40      165.76       20.80

Average Household Income:       30,011       45,799       53,228       52.61       16.22
Median Household Income:        25,487       37,242       41,662       46.12       11.87
Per Capita Income:              11,681       19,096       22,701       63.48       18.88

Lehigh County
-------------

Total Population:              291,129      313,755      318,954        7.77        1.66
 0-14 Age Group (%):                19           20           19       11.39       -2.05
 15-34 Age Group (%):               30           25           24      -11.14        0.95
 35-54 Age Group (%):               26           30           30       27.44       -1.22
 55+ Age Group (%):                 25           25           27        7.28        8.73

Total Households:              112,887      122,839      125,612        8.82        2.26
 $0-24K Households (%):             37           21           17      -36.61      -17.44
 $25-50K Households (%):            38           29           27      -16.16       -4.44
 $50K+ Households (%):              25           49           56      114.04       14.73

Average Household Income:       39,325       61,706       72,414       56.91       17.35
Median Household Income:        32,460       49,466       56,301       52.39       13.82
Per Capita Income:              15,417       24,939       29,535       61.76       18.43

RP Financial, LC.
Page 2.7

                              Table 2.1 (continued)
                            Summary Demographic Data
                              Keystone Savings Bank

                              Base   Current   Projected    % Change    % Change
                              1990      2002        2007   1990-2002   2002-2007
                              ----      ----        ----   ---------   ---------
Monroe County
-------------

Total Population:           95,796   146,137     165,350       52.55       13.15
 0-14 Age Group (%):            21        22          21       58.74        9.62
 15-34 Age Group (%):           31        24          24       19.18       11.88
 35-54 Age Group (%):           26        32          31       88.36       10.25
 55+ Age Group (%):             22        22          24       50.56       22.30

Total Households:           34,236    52,074      58,791       52.10       12.90
 $0-24K Households (%):         37        26          23        6.77       -1.13
 $25-50K Households (%):        40        34          33       28.12        9.96
 $50K+ Households (%):          24        41          45      159.96       24.24

Average Household Income:   37,595    51,987      58,047       38.28       11.66
Median Household Income:    32,456    42,187      45,773       29.98        8.50
Per Capita Income:          13,650    18,756      20,869       37.41       11.27

Northampton County
------------------

Total Population:          247,111   269,247     275,468        8.96        2.31
 0-14 Age Group (%):            20        19          18        6.48       -1.68
 15-34 Age Group (%):           31        25          25      -10.94        1.39
 35-54 Age Group (%):           25        31          30       31.39       -0.35
 55+ Age Group (%):             25        25          27       12.48        9.45

Total Households:           90,957   102,967     106,913       13.20        3.83
 $0-24K Households (%):         36        22          18      -30.82      -16.16
 $25-50K Households (%):        38        28          26      -17.09       -4.07
 $50K+ Households (%):          25        50          56      123.75       17.10

Average Household Income:   39,052    60,942      71,647       56.05       17.57
Median Household Income:    32,885    49,884      57,057       51.69       14.38
Per Capita Income:          14,541    24,381      29,323       67.67       20.27

Source: Claritas

RP Financial, LC.
Page 2.8

respect to Carbon County. From 1990 through 2002, Northampton and Lehigh counties posted the strongest growth in average and median household income. Similar to Pennsylvania, growth in household income is projected to slow throughout the primary market area over the next five years, with Lehigh County and Northampton County projected to experience the strongest growth in household income through 2007. Household income distribution measures reflect that the primary market area is represented by all income levels, with Lehigh County and Northampton County maintaining the highest percentages of households with incomes of more than $50,000. Age distribution measures for the primary market area counties were fairly consistent with the Pennsylvania measures, with Carbon County and Monroe County exhibiting older and younger populations, respectively, compared to the Pennsylvania age distribution measures.

     In summary, the demographic characteristics of the primary market area are considered to be conducive for facilitating loan and deposit growth. Additionally, growth may also be realized through acquisitions of financial institutions or other providers of financial services, although beyond the acquisition of First Colonial there are currently no acquisitions under consideration by the Bank.

Regional Economy

     The Bank's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, manufacturing and government serving as the basis of the local economy. Service jobs represent the largest employer in all four of the primary market area counties, followed by jobs in the wholesale/retail industries. With the exception of Monroe County, employment in manufacturing constituted the third largest source of employment in the primary market area counties. Government was the third largest employer in Monroe County and the fourth largest employer in the other three primary market area counties. Most sectors of the regional economy added jobs from 1996 to 2000, with employment in services experiencing the strongest job growth. Wholesale/retail jobs also increased in each of the primary market area counties, while there was limited or no growth of manufacturing jobs in the four primary market area counties. Among the four primary market area counties, Lehigh County has the largest

RP Financial, LC.
Page 2.9

employment base and added the most jobs from 1996 to 2000, including a slight increase in manufacturing jobs. Exhibit II-3 sets forth employment growth areas in the Lehigh Valley by sector and firm. At the same time, the primary market area has also been negatively impacted by the national economic down turn, which has resulted in a loss of jobs due to layoffs and plant closings at some of the major employers in the Lehigh Valley (see Exhibit II-4).

     Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Pennsylvania, are shown in Table 2.2. Current unemployment rates for Lehigh and Northampton counties were slightly higher compared to the U.S. and Pennsylvania measures. Comparatively, current unemployment rates for Carbon and Monroe counties, which are more rural markets, were notably higher compared to the U.S. and Pennsylvania unemployment rates. Similar to the U.S. and Pennsylvania, the March 2003 unemployment rates for all of the primary market area counties were higher than a year ago with the most significant increase occurring in Carbon County.

                                    Table 2.2
                                Unemployment Data

     Region                                        March 2002        March 2003
     ------                                        ----------        ----------
     United States                                    6.1%              6.2%
     Pennsylvania                                     5.2               5.5
     Carbon County                                    7.7              10.3
     Lehigh County                                    5.9               6.6
     Monroe County                                    8.0               8.3
     Northampton County                               5.6               6.2

     Source:  U.S. Bureau of Labor Statistics.

Deposit Trends

     The Bank's and First Colonial's retail deposit bases are closely tied to the economic fortunes of the greater Lehigh Valley region of Pennsylvania and, in particular, the market areas where branches are currently maintained. Table
2.3 displays deposit market trends from June 30, 1999 through June 30, 2002 for the primary market area counties as well as for Pennsylvania. The data indicates that the counties served by Keystone Savings and First Colonial branches

RP Financial, LC.
Page 2.10

                                    Table 2.3
                              Keystone Savings Bank
                                 Deposit Summary

                                                     As of June 30,
                          ----------------------------------------------------------------
                                       1999                             2002                  Deposit
                          -------------------------------  -------------------------------
                                         Market    # of                   Market    # of    Growth Rate
                             Deposits     Share  Branches     Deposits     Share  Branches   1999-2002
                             --------     -----  --------     --------     -----  --------   ---------
                                                 (Dollars in Thousands)                         (%)

State of Pennsylvania     $ 175,347,431  100.0%     4,509  $ 188,304,273  100.0%     4,588         2.4%
 Commercial Banks           149,252,398   85.1%     3,585    154,877,981   82.2%     3,628         1.2%
 Savings Institutions        26,095,033   14.9%       924     33,426,292   17.8%       960         8.6%

Carbon County             $     735,869  100.0%        25  $     841,230  100.0%        27         4.6%
 Commercial Banks               648,374   88.1%        21        737,725   87.7%        23         4.4%
 Savings Institutions            87,495   11.9%         4        103,505   12.3%         4         5.8%
  Keystone Savings Bank          37,221    5.1%         1         42,558    5.1%         1         4.6%

Lehigh County             $   3,765,213  100.0%       108  $   4,469,591  100.0%       101         5.9%
 Commercial Banks             3,290,812   87.4%        86      3,924,884   87.8%        81         6.0%
 Savings Institutions           474,401   12.6%        22        544,707   12.2%        20         4.7%
  Keystone Savings Bank         260,860    6.9%         6        316,664    7.1%         8         6.7%
  First Colonial                  8,434    0.2%         1         20,351    0.5%         3        34.1%

Monroe County             $   1,269,887  100.0%        50  $   1,522,395  100.0%        54         6.2%
 Commercial Banks               963,688   75.9%        40      1,157,729   76.0%        32         6.3%
 Savings Institutions           306,199   24.1%        10        364,666   24.0%        22         6.0%
  First Colonial                 39,012    3.1%         3         65,869    4.3%         5        19.1%

Northampton County        $   3,350,614  100.0%       111  $   3,504,017  100.0%       109         2.3%
 Commercial Banks             2,725,386   81.3%        89      2,822,225   80.5%        86         1.8%
 Savings Institutions           625,228   18.7%        22        681,792   19.5%        23         4.4%
  Keystone Savings Bank         355,727   10.6%         8        437,523   12.5%         9        10.9%
  First Colonial                274,329    8.2%         9        344,191    9.8%         9        12.0%

Sources: FDIC and SNL Financial.

RP Financial, LC.
Page 2.11

experienced deposit growth during the three year period and, with the exception of Northampton County, deposit growth rates have exceed the Pennsylvania annual deposit growth rate of 2.4%. Similar to Pennsylvania, commercial banks maintained a significantly larger market share of deposits than savings institutions in all of the primary market area counties.

     Keystone Savings' largest deposit holdings are maintained in the counties of Lehigh and Northampton, with respective balances of $316.7 million and $437.5 million at June 30, 2002. The Bank's 12.5% market share of Northampton County deposits represented its largest market share of deposits, followed by Lehigh County (7.1%) and Carbon County (5.1%). The Bank gained deposit market share in Northampton County and, to a lesser extent, in Lehigh County during the three year period, while its deposit market share in Carbon County was maintained at 5.1%.

     First Colonial's largest holding of deposits is also in Northampton County, where nine of its seventeen branches are maintained. First Colonial's $344.2 million of deposits at the Northampton County branches represented a 9.8% market share of thrift and bank deposits at June 30, 2002. First Colonial's second largest concentration of deposits was in Monroe County, with $65.9 million of deposits and a 4.3% deposit market share at June 30, 2002. First Colonial maintains a small deposit presence in Lehigh County of less than 1.0%. During the three year period covered in Table 2.3, First Colonial gained deposit market share in all three of the market area counties served by its branches.

     No branch closings will result from the merger, as the Bank's and First Colonial's branches serve complementary markets. Accordingly, future deposit growth should be enhanced by the improved competitive posture and added convenience of more branch locations that will result from the merger. Additionally, both the Bank and First Colonial are continuing with branch expansion plans that should further strengthen the market presence of the merged bank and provide enhanced opportunities for deposit growth.

RP Financial, LC.
Page 2.12

Competition

     The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Keystone Savings. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.4 lists the Bank's largest competitors in each of the primary market area counties, based on deposit market share as noted parenthetically. The Bank's and First Colonial's combined deposit market share and market rank are also provided in Table 2.4. As shown in Table 2.4, the combined institutions maintained the largest deposit market share in Northampton County and the second largest deposit market share in Lehigh County.

                                    Table 2.4
                              Keystone Savings Bank
                    Market Area Counties Deposit Competitors

Location                                        Name
--------                                        ----

Carbon County, PA                     Citizens National Bank(21.72%)
                                      Mauch Chunk Trust Co.(15.87%)
                                      Fleet National Bank(11.85%)
                                      Keystone/First Colonial(5.06%)

Lehigh County, PA                     Wachovia Bank NA(40.96%)
                                      American Bank(6.54%)
                                      Layfayette Ambassador Bank(5.34%)
                                      Keystone/First Colonial(7.54%)

Monroe County, PA                     PNC Bank, NA(26.44%)
                                      East Stroudsburg SA(20.44%)
                                      First NB of Palmerton(11.47%)
                                      Keystone/First Colonial(4.33%)

RP Financial, LC.
Page 2.13

                              Table 2.4(continued)
                              Keystone Savings Bank
                    Market Area Counties Deposit Competitors

Location                                        Name
--------                                        ----

Northampton County, PA                    Lafayette Ambassador Bank(16.49%)
                                          Wachovia Bank NA(13.05%)
                                          Fleet National Bank(11.05%)
                                          Keystone/First Colonial((22.31%)

Sources: FDIC and SNL Financial

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

       This chapter presents an analysis of Keystone Savings' operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Keystone Savings is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Keystone Savings and the Peer Group, will then be used as a basis for the valuation of KNBT's to-be-issued common stock. Our comparative analysis of Keystone Savings and the Peer Group took into consideration the pro forma impact of the acquisition of First Colonial. Such data was derived from the prospectus and RP Financial calculations.

Peer Group Selection

       The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

       Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 230 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

RP Financial, LC.
Page 3.2

be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Keystone Savings will be a full-converted public company upon completion of the offering, we considered only full-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected thirteen institutions with characteristics similar to those of Keystone Savings. In the selection process, we applied two "screens" to the universe of all public companies:

       . Screen #1. Pennsylvania institutions with assets between $700 million and $5 billion and tangible equity-to-assets ratios of at least 8.0%. Four companies met the criteria for Screen #1 and all four were included in the Peer Group: GA Financial Corp., TF Financial Corp., Thistle Group Holdings, and Willow Grove Bancorp. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in Pennsylvania.

       . Screen #2. Mid-Atlantic, Northeast and Midwest institutions with assets between $700 million and $5 billion, tangible equity-to-assets ratios of at least 8.0% and return on equity ratios of less than 10%. Twelve companies met the criteria for Screen #2 and nine were included in the Peer Group: CFS Bancorp, Inc. of Indiana, Citizens First Bancorp of Michigan, EFC Bancorp, Inc. of Illinois, First Place Financial Corp. of Ohio, HMN Financial, Inc. of Minnesota, MassBank Corp. of Massachusetts, MutualFirst Financial, Inc. of Indiana, United Community Financial of Ohio, and Wornoco Bancorp, Inc. of Massachusetts. TierOne Corporation of Nebraska, First Niagara Financial Group of New York and Brookline Bancorp of Massachusetts were excluded from the Peer Group due to the recency of their conversions, which were completed in October 2002, January 2003 and July 2002, respectively.

       Table 3.1 shows the general characteristics of each of the thirteen Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Keystone Savings, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Keystone Savings' financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP Financial, LC.
Page 3.3

                                    TABLE 3.1
                      Peer Group of Publicly-Traded Thrifts
                                  May 28, 2003
                                     Omitted

RP Financial, LC.
Page 3.4

       A summary description of the key characteristics of each of the Peer Group companies is detailed below.

..      CFS Bancorp, Inc. of Indiana. Selected due to traditional thrift operating strategy, comparable asset size, similar earnings contribution from sources of non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and relatively low return on equity.

..      Citizens First Bancorp of Michigan. Selected due to traditional thrift operating strategy, relatively high level of capital, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

..      EFC Bancorp, Inc. of Illinois. Selected due to traditional thrift operating strategy, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

..      First Place Financial Corp. of Ohio. Selected due to traditional thrift operating strategy, comparable asset size, completed acquisition that was comparable in size to First Colonial, similar interest-bearing funding composition, goodwill and intangibles of more than 1% of assets, comparable return on average assets and similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets.

..      GA Financial Corp. of Pennsylvania. Selected due to Pennsylvania market area, traditional thrift operating strategy, similar interest-earning asset composition, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, comparable degree of lending diversification into higher risk types of lending and favorable credit quality measures.

..      HMN Financial, Inc. of Minnesota. Selected due to traditional thrift operating strategy, relatively high operating expenses and relatively low return on equity.

..      MassBank Corp of Massachusetts. Selected due to traditional thrift operating strategy, similar concentration of assets held in investment securities, comparable return on assets, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

..      MutualFirst Financial of Indiana. Selected due to traditional thrift operating strategy, similar interest-bearing funding composition, relatively high operating expenses and similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets.

..      TF Financial Corp. of Pennsylvania. Selected due to Pennsylvania market area, traditional thrift operating strategy and favorable credit quality measures.

..      Thistle Group Holdings of Pennsylvania. Selected due to Pennsylvania
       market area, traditional thrift operating strategy, high concentration of assets maintained in investment securities, favorable credit quality measures and relatively low return on equity.

RP Financial, LC.
Page 3.5

..      United Community Financial of Ohio. Selected due to traditional thrift operating strategy, completed acquisition that was comparable in size to First Colonial, comparable interest-bearing funding composition, goodwill and intangibles of more than 1% of assets, relatively high operating expenses and comparable degree of diversification into higher risk types of lending.

..      Willow Grove Bancorp of Pennsylvania. Selected due to Pennsylvania
       market area, traditional thrift operating strategy, relatively high capital position, comparable return on assets, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, comparable degree of diversification into higher risk types of lending and relatively low return on equity.

..      Wornoco Bancorp of Massachusetts. Selected due to traditional thrift operating strategy, relatively high operating expenses and favorable credit quality measures.

       In aggregate, the Peer Group companies maintain a slightly higher level of capital than the industry average (11.28% of assets versus 10.43% for all public companies), generate slightly lower earnings as a percent of average assets (0.84% ROAA versus 0.89% for all public companies), and generate a lower return on equity (7.22% ROE versus 9.26% for all public companies). Overall, the Peer Group's average P/B ratio and average P/E multiple were below and above the respective averages for all publicly-traded thrifts.

                                                              All
                                                        Publicly-Traded        Peer Group
                                                        ---------------        ----------
       Financial Characteristics (Averages)
       ------------------------------------
       Assets ($Mil)                                        $2,281               $1,037
       Market capitalization ($Mil)                            318                  147
       Equity/assets (%)                                     10.43%               11.28%
       Return on average assets (%)                           0.89%                0.84%
       Return on average equity (%)                           9.26%                7.22%

       Pricing Ratios (Averages)(1)
       ----------------------------
       Price/earnings (x)                                    15.38x               17.72x
       Price/book (%)                                       143.34%              123.01%
       Price/assets (%)                                      14.84%               13.98%

       (1)   Based on market prices as of May 30, 2003.

       Ideally, the Peer Group companies would be comparable to Keystone Savings in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the

RP Financial, LC.
Page 3.6

Peer Group were fairly comparable to Keystone Savings, as will be highlighted in the following comparative analysis. The financial data presented for Keystone Savings includes the estimated pro forma impact of the acquisition of First Colonial. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

       Table 3.2 shows comparative balance sheet measures for Keystone Savings and the Peer Group. Keystone Savings' and the Peer Group's ratios reflect balances as March 31, 2003, unless otherwise indicated for the Peer Group companies. The Bank's ratios have been adjusted to reflect the pro forma impact of the merger with First Colonial, before factoring in the proceeds to be realized from the public stock offering. Keystone Savings' net worth base of 11.8% approximated the Peer Group's net worth ratio of 11.3%. However, Keystone Savings' tangible net worth ratio of 9.0% was somewhat lower than the Peer Group's tangible net worth ratio of 10.8%, as goodwill and intangibles represented a more significant balance sheet item for the Bank (2.8% of assets versus 0.5% for the Peer Group). The estimated goodwill and intangibles created by the acquisition of First Colonial accounted for the Bank's entire balance of goodwill and intangibles. The Bank's pro forma capital position (consolidated with the holding company) will increase with the addition of the stock proceeds to a level that will likely exceed the Peer Group's tangible capital ratio. Both the Bank's and the Peer Group's capital ratios reflected surpluses over the regulatory capital requirements.

       The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, although, in contrast to the Peer Group, cash and investment comprised a larger portion of the Bank's asset composition than loans. Keystone Savings' loans-to-assets ratio of 45.8% was well below the comparable Peer Group ratio of 62.2%. Comparatively, the Bank's cash and investments-to-assets ratio of 47.9 % significantly exceeded the comparable Peer Group ratio of 33.4%. Overall, Keystone Savings' interest-earning assets amounted to 93.7% of assets, which was somewhat less than the Peer Group's ratio of 95.6%. The Bank's lower ratio was primarily the result of the larger impact of goodwill and intangibles on its balance sheet, as indicated by goodwill-to-assets ratios of 2.8% and 0.5 % for the Bank and the Peer Group, respectively.

RP Financial, LC.
Page 3.7

                                    Table 3.2
                    Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                              As of March 31, 2003
                                     Omitted

RP Financial, LC.
Page 3.8

     Keystone Savings' funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 75.0% of assets, which was above the Peer Group average of 66.8%. Comparatively, borrowings were utilized to a greater degree by the Peer Group, as indicated by borrowings-to-assets ratios of 20.5% and 11.1% for the Peer Group and the Bank, respectively. The subordinated debt-to-assets of 0.9% indicated for the Bank consists of $15.0 million of trust preferred securities currently held by First Colonial. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 87.0% and 87.3%, respectively.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Bank's ratio, based on respective ratios of 109.5% and 107.7%. The additional capital realized from stock proceeds should serve to provide Keystone Savings with an IEA/IBL ratio that is more comparable to the Peer Group's ratio, as the increase in capital realized from the stock proceeds will lessen the proportion of interest-bearing liabilities funding assets and on the asset size the proceeds will be primarily deployed into interest-earning investments and loans. At the same time, the purchase and renovation of an operations center in the second quarter of 2003 will add approximately $7.5 million to the Bank's balance of fixed assets and, thus, depress the current ratio of interest-earning asset comprising total assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Keystone Savings' growth rates were based on annualized growth for the 15 months ended March 31, 2003, while the Peer Group's growth rates were based on annual growth for the 12 months ended March 31, 2003, or the most recent period available. The Bank's growth rates reflect Keystone Savings' growth and the growth resulting from the purchase accounting acquisition of First Colonial. As the result of the acquisition of First Colonial, Keystone Savings' asset growth rate was significantly higher than the comparable growth rate posted by the Peer Group. The Peer Group's asset growth was realized through growth in loans, which was partially offset by a slight decline in cash and investments. Comparatively, Keystone Savings' asset growth consisted mostly of cash and investments, with a growth rate of almost 200% that is shown as not meaningful or "NM" in Table 3.2. The Bank posted a relatively modest loan growth rate of 13.4%, as the loan growth provided by the acquisition of First Colonial was

RP Financial, LC.
Page 3.9

somewhat offset by a decline in loans that was experienced in the Bank's loan portfolio for the 15-month period reflected in Table 3.2. On a pro forma basis, the Bank's leverage capacity will be greater than the Peer Group's.

     The impact of the acquisition of First Colonial also translated into higher deposit, borrowing and net worth growth rates for Keystone Savings. The Bank's 49.0% deposit growth rate was realized substantially through acquisition-related growth, as the Bank posted only modest deposit growth during the 15-month period. Deposit growth of 6.5% for the Peer Group provided adequate funding for asset growth, as well as funded a slight reduction in borrowings. The Peer Group's slightly negative capital growth rate reflects the impact of dividend payments and stock repurchases more than offset earnings for the period. Comparatively, the Bank's significantly higher capital growth reflects the retention of all earnings for the period, as well as the issuance of stock for the acquisition of First Colonial. Following the conversion, the Bank's capital growth rate may also be depressed by possible dividend payments and stock repurchases, as well as it higher pro forma level of capital.

Income and Expense Components

     Table 3.3 displays comparable statements of operations for the Bank and the Peer Group , based on earnings for the twelve months ended March 31, 2003. The Bank's earnings have been adjusted to reflect the pro forma impact of the First Colonial acquisition, including purchase accounting adjustments. For the period shown in Table 3.3, Keystone Savings and the Peer Group reported net income to average assets ratios of 0.90% and 0.84%, respectively. The Bank's slightly higher return was primarily realized through earning higher levels of net interest income and non-interest income, which was somewhat offset by the Peer Group's lower ratio of operating expenses. Loss provisions and gains were relatively comparable earnings factors for the Bank and the Peer Group.

     The Bank's stronger net interest margin was the result of a lower interest expense ratio, which was partially offset by the Peer Group's higher interest income ratio. The Peer Group's higher interest income ratio was realized through maintaining a higher level of interest-earning assets as a percent of total assets, as the Bank and the Peer Group maintained comparable

RP Financial, LC.
Page 3.10

                                   Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                        Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 2003
                                    Omitted

RP Financial, LC.
Page 3.11

interest-earning asset yields. Comparatively, the Bank's lower interest expense ratio was the result of a lower cost of funds, as the Bank and the Peer Group maintained comparable ratios of interest-bearing liabilities as a percent of assets. Overall, Keystone Savings and the Peer Group reported net interest income to average assets ratios of 3.28% and 2.92%, respectively.

     In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group, as the result of the amortization expense resulting from the intangibles created by the acquisition of First Colonial and the higher level of operating expenses associated with First Colonial's commercial banking operations. For the period covered in Table 3.3, the Bank and the Peer Group recorded operating expense to average assets ratios of 2.97% and 2.30%, respectively. In addition to the higher operating expenses associated with First Colonial operations, the Bank's high operating expense ratio reflects the higher staffing requirements that result from maintaining a comparatively larger number of banking offices relative to asset size. None of the Peer Group companies maintained as large of a branch network as the combined entity will. Consistent with the Bank's higher operating expense ratio, the combined entity maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.1 million for the Bank, versus a comparable measure of $4.4 million for the Peer Group.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings were not as strong as the Peer Group's. Expense coverage ratios posted by Keystone Savings and the Peer Group equaled 1.10x and 1.27x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income were a slightly larger contributor to the Bank's earnings, with such income amounting to 0.76% and 0.45% of Keystone Savings' and the Peer Group's average assets, respectively. The Bank's higher level of non-interest operating income

RP Financial, LC.
Page 3.12

is in part supported by the acquisition of First Colonial's commercial banking operations, including First Colonial's trust and wealth management division, which typically earn higher revenues from non-interest sources compared to a traditional thrift operation. Additionally, the Bank's higher level of non-interest income is supported by a funding composition that consists of a higher level of fee generating deposit accounts compared to the Peer Group's higher level of borrowings that do not provide non-interest income or cross-selling opportunities of other fee-based products and services. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's core earnings, Keystone Savings' efficiency ratio of 70.8% was slightly less favorable than the Peer Group's efficiency ratio of 67.4%.

     Loan loss provisions had a comparable impact on the Bank's and the Peer Group's earnings, amounting to 0.12% and 0.14% of average assets, respectively. Overall, the level of loan loss provisions established by the Bank and the Peer Group were reflective of low credit risk operating strategies, which, in turn, supported the maintenance of generally favorable credit quality measures by the Bank and the Peer Group.

     Net gains provided a comparable contribution to the Bank's and the Peer Group's earnings, equaling 0.26% and 0.25% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution's core earnings. In the case of Keystone Savings, the gains were in part derived through selling fixed rate loans into the secondary market, which is considered to be an ongoing activity for the Bank during low interest rate environment periods such that prevailed in 2002 and the first quarter of 2003. Likewise, the gains recorded by the Peer Group primarily consisted of gains derived from the sale of fixed rate loans into the secondary market, which is also considered an ongoing activity for the majority of the Peer Group companies. Accordingly, such gains warrant some consideration as a core earnings factor for the Bank and the Peer Group, but are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

     Taxes had a slightly larger impact on the Peer Group's earnings, as Keystone Savings and the Peer Group posted effective tax rates of 25.2% and 30.6%, respectively.

RP Financial, LC.
Page 3.13

Loan Composition

     Table 3.4 presents data related to the Bank's and the Peer Group's loan portfolio compositions, as well as data pertaining to investments in mortgage-backed securities, loans serviced for other and risk-weighted assets. Keystone Savings' ratios include the pro forma impact of the First Colonial acquisition. The information presented for the Bank and the Peer Group reflect data as of March 31, 2003, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Bank's loan portfolio composition reflected a comparable concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (52.3% of assets versus 53.2% for the Peer Group). The Peer Group maintained a higher concentration of 1-4 family loans, which was largely offset by the Bank's higher concentration of mortgage-backed securities. Loans serviced for others represented a more significant off-balance sheet item for the Bank, both in terms of balance of loans serviced ($377.0 million versus $164.9 million for the Peer Group) and as a percent of assets on-balance sheet assets (22.1% versus 15.9% for the Peer Group). Notwithstanding the Bank's larger portfolio of loans serviced for others portfolio, the Peer Group maintained a slightly higher ratio of servicing intangibles as servicing assets equaled 0.13% and 0.09% of the Peer Group's and the Bank's assets, respectively.

     Diversification into higher risk types of lending was fairly comparable for the Bank and the Peer Group. Consumer loans represented the most significant area of diversification for the Bank, which consisted primarily of relatively lower risk home equity loans, followed by commercial real estate/multi-family loans, with those portfolios equaling 12.2% and 6.7% of assets, respectively. The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans (12.2% of assets), followed by commercial business loans (4.1% of assets). Construction/land loans represented a slightly larger area of lending diversification for the Bank (4.0% of assets versus 3.8% for the Peer Group), while commercial business loans constituted a more significant area of lending diversification for the Peer Group (4.1% of assets versus 1.8% of assets for the Bank). Consistent with the Peer Group's higher proportion of interest-earning assets maintained in loans, as opposed to the Bank's higher proportion of interest-earning assets maintained in lower risk weighted cash and investments, the Peer Group

RP Financial, LC.
Page 3.14

                                   Table 3.4
               Loan Portfolio Composition and Related Information
                        Comparable Institution Analysis
                              As of March 31, 2003
                                    Omitted

RP Financial, LC.
Page 3.15

maintained a slightly higher risk-weighted assets-to-assets ratio than the Bank (58.95% versus 52.43% for the Bank).

Interest Rate Risk

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. The Bank's ratios for "Balance Sheet Measures" reflect the pro forma impact of the First Colonial acquisition. The "Quarterly Change In Net Interest Income" figures reflect Keystone Savings' and First Colonial's measures on a stand alone basis, due to the absence of data for the merged entity and such figures are considered to be more indicative of the Bank's and First Colonial's interest rate risk policies than the merged figures on a historical basis.

     In terms of balance sheet composition, Keystone Savings' interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, Keystone Savings' lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. Likewise, the Peer Group's lower level of non-interest earning assets represented a positive consideration in terms of capacity to generate interest income. On a pro forma basis, the infusion of stock proceeds should serve to narrow the gap between the Bank's and the Peer Group's ratios, although the Bank's ratio will for non-interest earning assets will increase in connection with the recent purchase and renovation of an operations center.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Keystone Savings, First Colonial and the Peer Group. In general, the relative fluctuations in the Bank's and First Colonial's ratios implied there was a slightly greater degree of interest rate risk associated with their net interest income, based on the greater volatility indicated for the quarterly changes in their respective net interest income measures in comparison to the Peer Group's measures. The stability of the Bank's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of the Bank's assets.

RP Financial, LC.
Page 3.16

                                    Table 3.5

                  Interest Rate Risk Measures and Net Interest

                                Income Volatility

                         Comparable Institution Analysis

               As of March 31, 2003 or Most Recent Date Available

                                     Omitted

RP Financial, LC.
Page 3.17

Credit Risk

     Overall, both the Bank's and the Peer Group's credit quality measures were considered to be representative of limited credit risk exposure. Keystone Savings' ratios include the pro forma impact of the First Colonial acquisition. As shown in Table 3.6, Keystone Savings' ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was less than the comparable Peer Group ratio (0.24% versus 0.53% for the Peer Group). Likewise, Keystone Savings' non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was lower than the Peer Group's ratio (0.43% versus 0.65% for the Peer Group). Loss reserve ratios were generally stronger for the Peer Group, as the Peer Group maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (189.7% versus 142.2% for the Bank) and a higher level of reserves as a percent of loans (0.90% versus 0.74% for the Bank). Net loan charge-offs were a slightly factor for the Bank, as net loan charge-offs posted by the Bank and the Peer Group equaled 0.17% and 0.09% of their respective loan balances.

Summary

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Keystone Savings. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.
Page 3.18

                                    Table 3.6

                  Credit Risk Measures and Related Information

                         Comparable Institution Analysis

               As of March 31, 2003 or Most Recent Date Available

                                     Omitted

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank's conversion transaction.

Appraisal Guidelines

     The OTS written appraisal guidelines, which have been adopted in practice by the FDIC and the Pennsylvania Department of Banking, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP Financial, LC.
Page 4.2

     The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the conversion process, RP Financial will:
(1) review changes in Keystone Savings' and First Colonial's operations and financial condition; (2) monitor Keystone Savings' and First Colonial's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Keystone Savings' value, or Keystone Savings' value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group, incorporating the First Colonial acquisition, and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory

RP Financial, LC.
Page 4.3

reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Keystone Savings coming to market at this time.

1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

     . Overall A/L Composition. Loans and investments funded by retail deposits were the primary components of the Bank's and Peer Group's balance sheets. The Bank's interest-earning asset composition exhibited a lower loans-to-assets ratio, but a similar degree of diversification into higher risk and higher yielding types of loans. Overall, the Peer Group's interest-earning asset composition resulted in a slightly higher risk weighted assets-to-assets ratio than maintained by the Bank. Keystone Savings' funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Bank maintained a lower level of interest-earning assets and a comparable level of interest-bearing liabilities relative to the Peer Group's measures, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio to a ratio that is more comparable to the Peer Group's ratio, although the Bank will continue to maintain a higher level of non-interest earning assets compared to the Peer Group, which is due in part to the larger impact of goodwill and intangibles on the Bank's balance sheet following the acquisition of First Colonial. Accordingly, for valuation purposes, RP Financial concluded that a slight downward adjustment was warranted for the Bank's overall asset/liability composition.

     . Credit Quality. The Bank maintained lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Reserve coverage ratios were slightly stronger for the Peer Group, both as a percent of loans and as a percent of non-performing loans. Net loan charge-offs were slightly more significant for the Bank, while the Peer Group maintained a higher risk weighted assets-to-assets ratio. Overall, in comparison to the Peer Group, the Bank's measures imply a lower degree of credit exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Bank's credit quality.

     . Balance Sheet Liquidity. The Bank operated with a higher level of cash and investment securities relative to the Peer Group (47.9% of assets versus 33.4% for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and

RP Financial, LC.
Page 4.4

         investments ratio is expected to increase as the proceeds retained at the holding company level will initially be deployed into investments. Keystone Savings' future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Bank and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Bank was considered to be more favorable for the Bank and, thus, RP Financial concluded that a slight upward adjustment was warranted for this factor.

     . Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group, with the Bank's funding composition reflecting a higher concentration of deposits and lower utilization of borrowings in comparison to the Peer Group's measures. The Bank's overall funding composition provided for a lower cost of funds and contributed to the higher level of revenues generated from non-interest income sources. In total, the Bank maintained a comparable level of interest-bearing liabilities as the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Bank's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets to a ratio that is lower than the Peer Group's ratio. Overall, RP Financial concluded that a slight upward adjustment was warranted for Keystone Savings' funding composition.

     . Capital. The Bank maintains a comparable pre-conversion capital ratio as the Peer Group on a reported basis, while on a tangible capital basis the Bank's pre-conversion capital ratio is lower than the Peer Group's ratio. After factoring in stock proceeds, the Bank's tangible capital position is expected to exceed the Peer Group's ratio. The Bank's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Bank's pro forma capital position.

     On balance, taking into consideration Keystone Savings' slightly more favorable credit quality, balance sheet liquidity and capital strength, which was partially offset by the Peer Group's slightly more favorable overall asset/liability composition, a slight upward adjustment was determined to be appropriate for the Bank's financial condition.

2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future

RP Financial, LC.
Page 4.5

earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     . Reported Earnings. The Bank reported slightly higher earnings on a ROAA basis (0.90% of average assets versus 0.84% for the Peer Group). A stronger net interest margin, a higher level of non-interest operating income and a lower effective tax rate supported the Bank's higher return. Lower operating expenses represented an earnings advantage for the Peer Group. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings on an ROAA basis. At the same time, the Bank will incur certain one-time expenses pursuant to the completion of the conversion and acquisition. Such expenses are estimated to total $4 million in the first year following the completion of the conversion and acquisition. Overall, after factoring the pro forma impact of the conversion and the acquisition of First Colonial, Keystone Savings' reported earnings warranted no adjustment for valuation purposes.

     . Core Earnings. Both the Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a higher level of non-interest operating income and a higher operating expense ratio. The Bank's higher net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.10x versus 1.27x for the Peer Group). Likewise, the Peer Group's slightly more favorable efficiency ratio (67.4% versus 70.8% for the Bank) was realized through maintaining a lower operating expense ratio, which more than offset the Bank's stronger net interest margin and higher ratio of non-interest operating income. Loss provisions were comparable for the Bank and the Peer Group, while the Bank maintained a lower effective tax rate than the Peer Group. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, indicated that Keystone Savings core earnings were comparable to the Peer Group's and no adjustment was warranted for the Bank's core earnings.

     . Interest Rate Risk. Quarterly changes in the Bank's, First Colonials and the Peer Group's net interest income to average assets ratios indicated that a slightly higher degree of volatility was associated with the Bank's and First Colonial's net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should eliminate the current advantages indicated for the Peer Group's ratios, although the Bank's pro forma ratio of non-interest earning assets will continue to exceed the Peer Group's ratio. Overall, RP Financial concluded that the interest rate risk associated with the Bank's earnings was greater than the

RP Financial, LC.
Page 4.6

         Peer Group's earnings interest rate risk exposure and a slight downward valuation adjustment was necessary for this factor.

     . Credit Risk. Loan loss provisions were a comparable factor in the Bank's and the Peer Group's earnings (0.12% of average assets versus 0.14% for the Peer Group). Other factors, such as the Bank's lower ratios of non-performing assets and non-performing loans and the Peer Group's stronger reserve coverage ratios and lower net loan charge-offs also implied a comparable degree of credit risk exposure was associated with the Bank's and the Peer Group's respective earnings. Overall, RP Financial concluded that no valuation adjustment was warranted for the Bank's earnings credit risk exposure.

     . Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, earnings growth facilitated by acquisition related growth was considered to be more favorable for the Bank pursuant to the increase in earnings that will be provided by the acquisition of First Colonial. Second, following the infusion of stock proceeds, the Bank's earnings growth potential with respect to leverage capacity will be greater than the Peer Group's. Lastly, the Bank's more diversified operations into areas that generate non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Bank's earnings growth potential appears to be more favorable than the Peer Group's, and, thus, we concluded that a slight upward adjustment was warranted for this factor.

     . Return on Equity. The Bank's pro forma return on equity will be below the comparable averages for the Peer Group and the industry, owing to Keystone Savings' higher pro forma capital position. In view of the lower capital growth rate that will be imposed by Keystone Savings' lower ROE, we concluded that a moderate downward adjustment was warranted for the Bank's pro forma ROE.

     Overall, the Bank's slightly more favorable measure for earnings growth potential was more than offset by the Peer Group's more favorable measure for interest rate risk and, most significantly, the Peer Group's stronger return on equity. Accordingly, RP Financial concluded that a slight downward valuation adjustment was warranted for the Bank's profitability, growth and viability of earnings.

3.   Asset Growth

     As the result of the First Colonial acquisition, Keystone Savings' asset growth was significantly stronger than the Peer Group's. However, even without the First Colonial acquisition, the Bank's annualized growth rate of 10.1% for the 15-month period ended March

RP Financial, LC.
Page 4.7

31, 2003 exceeded the Peer Group's annual growth rate of 4.5% for the twelve months ended March 31, 2003. While the Bank's asset growth was stronger than the Peer Group's, it was the result of growth in cash and investments that more than offset shrinkage in the loan portfolio. Comparatively, the Peer Group's asset growth was sustained by loan growth. On a pro forma basis, the Bank's tangible equity-to-assets ratio will be higher than the Peer Group's ratio, indicating greater leverage capacity for the Bank. The acquisition of First Colonial is also viewed as enhancing the Bank's growth potential, in light of the increased market presence and diversification of services that will result from the acquisition. On balance, we believe a slight upward adjustment was warranted for this factor.

4.   Primary Market Area

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The greater Lehigh Valley market area served by the Bank and First Colonial include a mixture of rural, suburban, and urban markets, which in general have experienced healthy growth characteristics as measured by population and household growth. The primary market area has a fairly diversified economy, which has experienced a slow down in conjunction with the national economic down turn. Competition faced by the Bank for deposits and loans is significant, which includes other locally based thrifts, as well as regional and super regional banks.

     Overall, the markets served by the Peer Group companies were viewed as having less favorable growth characteristics. The primary market areas served by the Peer Group companies are generally more populous and have on average experienced a lower population growth rate compared to the Bank's primary market area On average, the Bank combined with First Colonial maintained a larger deposit market share than the Peer Group, indicating an advantage for the Bank's in terms of the degree of competition faced for deposits and competitive position within the market area. Comparative per capita income data indicated that the Peer Group companies generally operate in slightly less affluent markets than served by the Bank. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, March 2003 unemployment rates for the

RP Financial, LC.
Page 4.8

markets served by the Peer Group companies generally were comparable to the unemployment rates reflected for Lehigh and Northampton counties. On balance, we concluded that a slight upward valuation adjustment was appropriate for the Bank's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                Keystone Savings and the Peer Group Companies (1)

                                                                                        March 2003
                                                              County                   Unemployment
                                                              ------                   ------------
     Keystone Savings Bank - PA                               Northampton                  6.2%
                                                              Lehigh                       6.6

     The Peer Group
     --------------
     CFS Bancorp, Inc. - IN                                   Lake                         6.0%
     Citizens First Bancorp - MI                              St. Clair                    9.8
     EFC Bancorp, Inc. -IL                                    Kane                         8.6
     First Place Financial Corp. - OH                         Trumbull                     7.4
     GA Financial Corp., Inc. - PA                            Allegheny                    5.3
     HMN Financial, Inc. - MN                                 Olmstead                     4.0
     MassBank Corp. - MA                                      Middlesex                    5.2
     MutualFirst Financial, Inc. - IN                         Delaware                     6.1
     TF Financial Corp. - PA                                  Bucks                        5.1
     United Community Financial - OH                          Mahoning                     8.1
     Willow Grove Bancorp - PA                                Montgomery                   4.8
     Wornoco Bancorp, Inc. - MA                               Hampden                      7.1

     (1) Unemployment rates are not seasonally adjusted.

     Source: U.S. Bureau of Labor Statistics.

5.   Dividends

     At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.46% to 3.81%. The average dividend yield on the stocks of the Peer

RP Financial, LC.
Page 4.9

Group institutions was 2.61% as of May 30, 2003, representing an average payout ratio of 48.0% of core earnings. As of May 30, 2003, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.25% and an average payout ratio of 34.7% of core earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group's average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Bank's dividend policy.

6.   Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets. Ten of the Peer Group companies trade on the NASDAQ system and three Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $80.2 million to $314.6 million as of May 30, 2003, with average and median market values of $146.6 million and $127.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 3.6 million to 34.4 million, with average and median shares outstanding of 8.9 million and 5.3 million, respectively. The Bank's pro forma market value and shares outstanding are expected to be in the upper end of the range of market values and shares outstanding exhibited by the Peer Group companies. It is anticipated that the Bank's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the Bank's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.   Marketing of the Issue

     We believe that three separate markets exist for thrift stocks, including those coming to market such as Keystone Savings: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings,

RP Financial, LC.
Page 4.10

capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market for thrift franchises in Pennsylvania. All of these markets were considered in the valuation of the Bank's to-be-issued stock.

  A. The Public Market

     The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

     In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Favorable economic data in the form of stronger than expected retail sales in April 2002 and rising hopes of more upbeat earnings forecast by technology firms supported an advance in stocks during mid-May 2002. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened investor enthusiasm for stocks. Investor pessimism extended the sell-off in stocks in early-June 2002, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. Stocks jumped higher on oversold conditions in mid-June, but the rally was brief. Both the Dow Jones Industrial Average ("DJIA") and NASDAQ Composite Index ("NASDAQ") established new lows for 2002 during the week ended June 21, 2002, as a fresh batch of corporate earning warnings and the ongoing conflict in the Middle East further eroded investor confidence. Discovery of a $3.8 billion accounting error by WorldCom and nervousness about second quarter earnings heightened the sell-off at the close of the second quarter.

     In early-July 2002, bargain hunters provided a boost to stocks following the prolonged sell-off, despite news that the nation's unemployment rate edged up to 5.9% in June.

RP Financial, LC.
Page 4.11

The rally was not sustained, as worries about second quarter earnings and corporate accounting practices pushed market indices to new lows for the year in mid-July. A lack of investor confidence and indications that the nation's economic recovery was weaker than previously believed extended the general downward trend through the balance of July, with July marking the fourth consecutive down month for the DJIA. Weak economic data provided for further declines in stocks in early-August, but the downward trend was reversed on growing speculation of a rate cut by the Federal Reserve and news of a proposed $30 billion bailout for Brazil's financial crisis. In mid-August, the Federal Reserve's decision to leave interest rates unchanged prompted a sharp one-day sell-off in the broader market, which was followed by a sharp one-day increase in the major indexes on technical factors as investors took profits in bonds and shifted some money into stocks. The DJIA closed above 9000 in late-August, as stocks continued to rebound from oversold conditions in July. However, after five consecutive weekly gains in the DJIA, blue chip stocks declined in the last week of August on profit taking and cautious comments from bellwether technology stocks.

         The broader stock market experienced heavy selling pressure in September 2002, which was attributable to third quarter earning warnings from a broad spectrum of companies, economic data signaling a slowing economic recovery and a growing threat of a war in Iraq. The sell-off in the broader stock market continued into the fourth quarter, with looming fears of a war with Iraq and worsening corporate profits pushing the DJIA to its lowest close in five years in early-October 2002. Stocks rebounded on technical factors in mid-October, as the DJIA posted a weekly gain after six consecutive weeks of decline. The rally in the broader stock market continued through the balance of October, reflecting more attractive valuations following the third quarter sell-off and some upbeat third quarter earnings news by some blue chip stocks. After six consecutive months of decline, the DJIA was up 10.6% for the month of October.

         The rebound in the broader stock market that began in October 2002 continued into early-November, as the Federal Reserve cut short-term interest rates by a larger-than-expected half a percentage point. Following eight consecutive weeks of gains, the DJIA declined during the first two weeks of December, as mounting concerns over geopolitical tensions overshadowed better-than-expected economic data. The broader market recovered slightly in mid-December, despite growing concerns of how strongly business would rebound in 2003 and

RP Financial, LC.
Page 4.12

escalating war talk with Iraq. Downbeat economic data and war concerns pulled stocks lower at the close of 2002, with the DJIA positing its worst year since 1977 closing down 16.8% for the year.

         Stocks surged higher at the start of the new year, with data showing December manufacturing activity stronger than expected. Favorable expectations for the government's economic stimulus package supported further gains in the market, although early indications of mixed earnings for the fourth quarter and ongoing geopolitical concerns served to temper the rally in mid-January. The strong gains posted at the beginning of 2003 were wiped out in late-January, as disappointing fourth quarter earnings and the looming war with Iraq pulled the broader market lower. War fears and the uncertain outlook for the economy continued to weigh down stocks through most of February and into early-March, as blue chip stocks dropped to a five month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had anticipated.

         Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ moved to five month high in early-May. The positive trend in stocks continued through most of May, reflecting investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. As an indication of the general trends in the nation's stock markets over the past year, as of May 30, 2003, the DJIA closed at 8850.26, a decline of 10.8% from one year earlier, while the NASDAQ Composite Index stood at 1595.91, a decline of 1.2% over the same time period. The Standard & Poors 500 Index closed at 963.59 on May 30, 2003, a decline of 9.7% from a year ago.

RP Financial, LC.
Page 4.13

         The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. In the second quarter of 2002, news of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late-May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in early-June, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks.

         Thrifts experienced more extensive selling pressure at the beginning of the third quarter of 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. A third quarter earnings warning by Astoria Financial Corp. had a negative ripple effect throughout the thrift sector in mid-September 2002, particularly the large-cap issues. Astoria Financial Corp. warned that third quarter earnings would come in below expectations, which was attributable to the sustained low interest rate environment that resulted in higher than expected prepayments in both its mortgage lending and MBS portfolios. Thrift issues settled into a narrow trading range at the end of third quarter, as a number of the larger publicly-traded thrifts reaffirmed third quarter earnings targets. Third quarter earnings warnings by some of the large banks contributed to a decline in thrift stocks at the beginning of the fourth quarter. However, thrift stocks bounced back in mid-October, reflecting generally favorable third quarter earnings reports from the thrift sector.

         The gains recorded in thrift issues in October were sustained into-early November 2002, which was supported by the rally in the broader stock market and growing speculation that the Federal Reserve would cut rates in November. Despite the larger than expected rate cut by the Federal Reserve, thrift stocks eased lower in mid-November. The downward pressure in

RP Financial, LC.
Page 4.14

thrift issues was attributable to concerns about potential margin compression and mortgage servicing rights impairment resulting from the decline in short-term interest rates. However, thrift issues recovered in late-November, as financial issues participated in the broader market rally. Thrift issues settled into a narrow trading range in December, reflecting the lack of meaningful news in the financial sector and an uncertain outlook for 2003.

         Financial stocks participated in the broader market rally at the beginning of the new year, particularly those with relatively high dividend yields in light of the elimination of dividend taxation set forth in the government's economic stimulus package. Despite generally favorable fourth quarter earnings, thrift issues eased lower in late-January 2003. Thrift issues traded in a narrow range throughout February and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stock continued to supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

         Financial stocks eased higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader market rally in late-May, largely on the basis of recent deal activity in the thrift sector and some favorable economic data. On May 30, 2003, the SNL Index for all publicly-traded thrifts closed at 1,249.6, an increase of 8.7% from one year ago.

     B.  The New Issue Market

         In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1)

RP Financial, LC.
Page 4.15

the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

     Thrift offerings completed in 2003 have generally been well received, although investors have taken a more cautious approach to converting thrift issues as most of the recent offerings have not been oversubscribed. As shown in Table 4.2, Rantoul Savings Bank of Illinois ("Rantoul") was the only standard conversion offering that has been completed during the past three months. Rantoul`s offering closed slightly below the midpoint of the valuation range, with a closing pro forma price/tangible book ratio of 61.9%. Given the small size of the offering ($1.9 million of gross proceeds) and the absence of an active trading market for Rantoul's stock, the technical analysis regarding recent conversions was discounted somewhat for purposes of the Bank's valuation analysis.

     C.  The Acquisition Market

         Also considered in the valuation was the potential impact on Keystone Savings' stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were seven Pennsylvania thrift acquisitions completed between the beginning of 2001 through year-to-date 2003, and there are currently two acquisitions pending of Pennsylvania savings institutions. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity

RP Financial, LC.
Page 4.16

                                    Table 4.2
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

        Institutional Information                                Pre-Conversion Data            Offering Information
                                                          -------------------------------
                                                           Financial Info.  Asset Quality
-------------------------------------------------------------------------------------------------------------------------

                                Conversion                         Equity/   NPAs/   Res.   Gross       %     % of  Exp./
Institution           State        Date       Ticker      Assets   Assets   Assets   Cov.   Proc.   Offerred  Mid.  Proc.
-----------           -----        ----       ------      ------   ------   ------   ----   -----   --------  ----  -----
                                                          ($Mil)     (%)      (%)    (%)   ($Mil.)     (%)    (%)    (%)
-------------------------------------------------------------------------------------------------------------------------

Standard Conversions
--------------------
Rantoul First Bank,    IL       04/02/03  RFBK-OTC        $   31     5.84%   1.45%   104%  $   1.9      100%   95%  20.0%
s.b.

                      Averages - Standard Conversions:    $   31     5.84%   1.45%   104%  $   1.9      100%   95%  20.0%
                       Medians - Standard Conversions:    $   31     5.84%   1.45%   104%  $   1.9      100%   95%  20.0%

Second Step Conversions
-----------------------

                   Averages - Second Step Conversions:
                    Medians - Second Step Conversions:

Mutual Holding Companies(6)
---------------------------
None to Date

                           Averages - All Conversions:    $   31     5.84%   1.45%   104%  $   1.9      100%   95%  20.0%
                            Medians - All Conversions:    $   31     5.84%   1.45%   104%  $   1.9      100%   95%  20.0%


        Institutional Information                          Contribution to     Insider Purchases

                                                          Charitable Found
--------------------------------------------------------------------------------------------------
                                                                            Benefit Plans            Initial
                                Conversion                         % of            Recog.  Mgmt. &  Dividend
Institution           State        Date       Ticker       Form  Offering   ESOP   Plans     Dirs.    Yield
-----------           -----        ----       ------       ----  --------   ----   -----     -----    -----
                                                                   (%)       (%)    (%)     (%)(2)     (%)
------------------------------------------------------------------------------------------------------------

Standard Conversions
--------------------
Rantoul First Bank,    IL       04/02/03  RFBK-OTC           NA        NA   8.0%    4.0%      8.4%     0.00%
s.b.
                      Averages - Standard Conversions:       NA        NA   8.0%    4.0%      8.4%     0.00%
                       Medians - Standard Conversions:       NA        NA   8.0%    4.0%      8.4%     0.00%

Second Step Conversions
-----------------------

                   Averages - Second Step Conversions:
                    Medians - Second Step Conversions:

Mutual Holding Companies(6)
---------------------------
None to Date

                           Averages - All Conversions:       NA        NA   8.0%    4.0%      8.4%     0.00%
                            Medians - All Conversions:       NA        NA   8.0%    4.0%      8.4%     0.00%


        Institutional Information                                       Pro Forma Data
                                                           -------------------------------------
                                                           Pricing Ratios(3)   Financial Charac.
---------------------------------------------------------- -------------------------------------

                                Conversion                        Core        Core          Core    IPO
Institution           State        Date       Ticker        P/TB   P/E   P/A   ROA  TE/A     ROE   Price
-----------           -----        ----       ------        ----   ---   ---   ---  ----     ---   -----
                                                             (%)   (x)   (%)   (%)  (%)      (%)    ($)
--------------------------------------------------------------------------------------------------------

Standard Conversions
--------------------
Rantoul First Bank,    IL       04/02/03  RFBK-OTC         61.9%    NM  6.0%  -1.8  9.7%  -18.2%  $10.00
s.b.

                      Averages - Standard Conversions:     61.9%    NM  6.0%  -1.8  9.7%  -18.2%  $10.00
                       Medians - Standard Conversions:     61.9%    NM  6.0%  -1.8  9.7%  -18.2%  $10.00

Second Step Conversions
-----------------------

                   Averages - Second Step Conversions:
                    Medians - Second Step Conversions:

Mutual Holding Companies(6)
---------------------------
None to Date

                           Averages - All Conversions:     61.9%    NM  6.0%  -1.8  9.7%  -18.2%  $10.00
                            Medians - All Conversions:     61.9%    NM  6.0%  -1.8  9.7%  -18.2%  $10.00


        Institutional Information                                      Post-IPO Pricing Trends
                                                          --------------------------------------------------
                                                                            Closing Price:
------------------------------------------------------------------------------------------------------------
                                                           First            After            After
                                Conversion                Trading     %     First     %      First       %
Institution           State        Date       Ticker        Day    Change  Week(4)  Change  Month(5)  Change
-----------           -----        ----       ------        ---    ------  -------  ------  --------  ------
                                                            ($)      (%)     ($)     (%)      ($)       (%)
------------------------------------------------------------------------------------------------------------

Standard Conversions
--------------------
Rantoul First Bank,    IL       04/02/03  RFBK-OTC        $ 11.51   15.1%  $12.00   20.0%     $12.35   23.5%
s.b.
                      Averages - Standard Conversions:    $ 11.51   15.1%  $12.00   20.0%     $12.35   23.5%
                       Medians - Standard Conversions:    $ 11.51   15.1%  $12.00   20.0%     $12.35   23.5%

Second Step Conversions
-----------------------

                   Averages - Second Step Conversions:
                    Medians - Second Step Conversions:

Mutual Holding Companies(6)
---------------------------
None to Date

                           Averages - All Conversions:    $ 11.51   15.1%  $12.00   20.0%     $12.35  23.5%
                            Medians - All Conversions:    $ 11.51   15.1%  $12.00   20.0%     $12.35  23.5%
------------------------------------------------------------------------------------------------------------

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously converted to commercial bank charter.
(8) Converted to a commercial bank charter.
                                                                    May 30, 2003

RP Financial, LC.
Page 4.17

as the Bank's market and, thus, are subject to the same type of acquisition speculation that may influence Keystone Savings' trading price.

                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for conversion shares, and the acquisition market for Pennsylvania thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Management

     Keystone Savings' management team appears to have experience and expertise in all of the key areas of the Bank's operations. The senior management that will be added through the acquisition of First Colonial will serve to strengthen management depth and expertise, particularly in the commercial banking area. Six members of First Colonial's Board of Directors will join nine members of Keystone Savings' Board of Trustees to form a new 15-member Board of Directors for KNBT and Keystone Nazareth Bank & Trust Company. The current President and Chief Executive Officer ("CEO") of First Colonial will become the President and CEO of KNBT and Keystone Nazareth Bank & Trust Company, while the current President and CEO of Keystone Savings will retire at the time the acquisition and conversion is completed. Exhibit IV-5 provides summary resumes of Keystone Savings' Board of Trustees and senior management, as well as summary resumes for the First Colonial directors and senior management that will become directors and part of the Bank's senior management following the completion of the conversion and acquisition. The financial characteristics of the Bank and First Colonial suggest that both institutions have been effectively managed and there appears to be a well-defined organizational structure for the merged entity.

     Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.

RP Financial, LC.
Page 4.18

Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform

     In summary, as a fully-converted FDIC regulated institution, Keystone Savings will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

     Key Valuation Parameters:                                             Valuation Adjustment
     ------------------------                                              --------------------
     Financial Condition                                                   Slight Upward
     Profitability, Growth and Viability of Earnings                       Slight Downward
     Asset Growth                                                          Slight Upward
     Primary Market Area                                                   Slight Upward
     Dividends                                                             No Adjustment
     Liquidity of the Shares                                               No Adjustment
     Marketing of the Issue                                                No Adjustment
     Management                                                            No Adjustment
     Effect of Government Regulations and Regulatory Reform                No Adjustment

Valuation Approaches

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC and the Pennsylvania Department of Banking, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Keystone Savings' to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds and the acquisition of First Colonial. In computing the pro forma impact of the conversion and the related pricing

RP Financial, LC.
Page 4.19

ratios, we have incorporated the valuation parameters disclosed in Keystone Savings' prospectus for offering expenses, reinvestment rate, effective tax rate, Foundation shares, shares issued for the acquisition of First Colonial and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

     RP Financial's valuation placed an emphasis on the following:

          . P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

          . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

          . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly

RP Financial, LC.
Page 4.20

since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of May 30, 2003, the pro forma market value of the Bank's conversion stock, including the stock to-be-issued for the acquisition of First Colonial and the shares to-be-issued to the Foundation was $247,844,860 at the midpoint, equal to 24,784,486 shares at $10.00 per share. The size of the offering at the midpoint value is equal to $152,750,000.

     1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings, including the estimated pro forma impact of First Colonial's earnings, equaled $14.116 million for the twelve months ended March 31, 2003. In deriving Keystone Savings' estimated core earnings for purposes of the valuation, the adjustments made to reported earnings were to eliminate net gains on the sale of investment securities ($1.649 million), eliminate net gains on the sale of residential mortgage loans ($2.563 million), eliminate net losses on disposition of fixed assets (($99,000) and eliminate net losses on the sale of other real estate owned (($49,000). As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 37%, the Bank's core earnings were determined to equal $11.556 million for the twelve months ended March 31, 2003. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

RP Financial, LC.
Page 4.21

                                                                       Amount
                                                                       ------
                                                                        ($000)

Net income                                                            $14,116
Less: Net gains on sale of loans                                        2,563
Less: Net gains on sale of securities                                   1,649
Add back: Net losses on disposition of fixed assets                       (99)
Add back: Net losses on sale of other real estate owned                   (49)
Add back: Net tax effect of adjustments(1)                              1,504
                                                                      -------
  Core earnings estimate                                              $11,556

     (1) Tax effected at 37.0%.

     Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples at the $247.8 million midpoint value equaled 15.42 times and 18.34 times, respectively, which provided for discounts of 13.0% and 14.0% relative to the Peer Group's average reported and core earnings multiples of 17.72 times and 21.33 times, respectively (see Table 4.3). The resulting discounts take into consideration the one-time expenses that will be incurred upon completion of the conversion and acquisition.

     2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Bank's pro forma book value taking into account the estimated pro forma impact of the First Colonial acquisition. In applying the P/B approach, we considered both reported book value and tangible book value. Goodwill and intangibles created by the acquisition of First Colonial have been estimated to equal $48.4 million. Based on the $247.8 million midpoint valuation, Keystone Savings' pro forma P/B and P/TB ratios equaled 74.41% and 87.07%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 123.01% and 128.76%, the Bank's ratios reflected discounts of 39.5% and 32.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the nature of the calculation of the pro forma P/B and P/TB ratio which mathematically results in discounted ratios to book value and tangible book value, the Bank' comparative lower pro forma return on equity and the resulting pricing ratios under the earnings and assets approaches.

RP Financial, LC.
Page 4.22

                                   Table 4.3
                             Public Market Pricing
                   Keystone Savings Bank and the Comparables
                               As of May 30, 2003
                                    Omitted

RP Financial, LC.
Page 4.23

                                   Table 4.3
                             Public Market Pricing
                   Keystone Savings Bank and the Comparables
                               As of May 30, 2003
                                    Omitted

RP Financial, LC.
Page 4.24

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base taking into account the estimated pro forma impact of the First Colonial acquisition and conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Keystone Savings' value equaled 13.45% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.98%, which implies a discount of 3.8% has been applied to the Bank's pro forma P/A ratio.

Comparison to Recent Conversions

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only recent standard conversion completed within the past three months closed at a price/tangible book ratio of 61.9% (see Table 4.2). The price of the recent standard conversion appreciated by 20.0% during the first week of trading. In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects a premium of 40.7% relative to the average closing P/TB ratio of the recent conversion. The meaningfulness of this comparative technical analysis is considered to be somewhat diminished by the absence of a larger pool of recent conversion offerings and the small size of Rantoul's offering such that it is not quoted on a public exchange.

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of May 30, 2003, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 3.7 exchange ratio for the outstanding shares of First Colonial's common stock and 8.0% of the shares to be issued to the Foundation was $247,844,860 at the

RP Financial, LC.
Page 4.25

midpoint. Pursuant to conversion guidelines, the 15% offering range provides for a minimum aggregate value of $223,099,360 and a maximum aggregate value of $272,590,360. Based on the $10.00 per share offering price, this valuation range equates to total shares outstanding of 22,309,936 at the minimum and 27,259,036 at the maximum. In the event the appraised value is subject to an increase, up to 30,104,769 shares may be issued at an issue price of $10.00 per share, for an aggregate market value of $301,047,690, without requiring a resolicitation.

     Based on this valuation range, the offering range is as follows:
$129,837,500 at the minimum, $152,750,000 at the midpoint, $175,662,500 at the maximum and $202,011,880 at the top of the super maximum. Based on a $10.00 per share offering price, the number of offering shares is as follows: 12,983,750 at the minimum, 15,275,000 at the midpoint, 17,566,250 at the maximum and 20,201,188 at the top of the super maximum. The comparative pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.